Exhibit 10.59

CREDIT AGREEMENT,
dated as of
January 20, 2023,
among
TESLA, INC.,
The Lenders and Issuing Banks from time to time Party Hereto,
CITIBANK, N.A., as Administrative Agent
and
DEUTSCHE BANK SECURITIES INC., as Syndication Agent

CITIBANK, N.A., DEUTSCHE BANK SECURITIES INC., CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, GOLDMAN SACHS LENDING PARTNERS LLC, HSBC SECURITIES (USA) INC., MORGAN STANLEY SENIOR FUNDING, INC., SOCIÉTÉ GÉNÉRALE, TD SECURITIES (USA) LLC

and

WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and Joint Bookrunners and

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, GOLDMAN SACHS BANK USA, HSBC BANK USA, NATIONAL ASSOCIATION, MORGAN STANLEY SENIOR FUNDING, INC., SOCIÉTÉ GÉNÉRALE, THE TORONTO-DOMINION BANK, NEW YORK BRANCH

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Documentation Agents

SECTION 3.04.	Financial Statements; Financial Condition; No Material Adverse Change	65
SECTION 3.05.	Litigation and Environmental Matters	65
SECTION 3.06.	Compliance with Laws and Agreements	65
SECTION 3.07.	Investment Company Status	66
SECTION 3.08.	Taxes	66
SECTION 3.09.	ERISA	66
SECTION 3.10.	Disclosure	66
SECTION 3.11.	Federal Regulations	66
SECTION 3.12.	Use of Proceeds	66
SECTION 3.13.	Anti-Corruption Laws	67
SECTION 3.14.	Sanctions	67
SECTION 3.15.	Affected Financial Institutions	67
SECTION 3.16.	Plan Assets; Prohibited Transactions	67
SECTION 3.17.	Employment and Labor Relations	68
SECTION 3.18.	Intellectual Property	68
Article IV Conditions

SECTION 4.01.	Effective Date	68
SECTION 4.02.	Each Credit Event	70
Article V Affirmative Covenants

SECTION 5.01.	Financial Statements; Other Information	69
SECTION 5.02.	Notices of Material Events	71
SECTION 5.03.	Existence; Conduct of Business	72
SECTION 5.04.	Payment of Obligations	72
SECTION 5.05.	Maintenance of Properties; Insurance	72
SECTION 5.06.	Books and Records; Inspection Rights	72
SECTION 5.07.	Compliance with Laws	73
SECTION 5.08.	Anti-Corruption Laws and Sanctions	73
SECTION 5.09.	Further Assurances.	73
SECTION 5.10.	ERISA	74
SECTION 5.11.	Use of Proceeds	75
Article VI Negative Covenants

SECTION 6.01.	Minimum Liquidity	74
SECTION 6.02.	Liens	74
SECTION 6.03.	Fundamental Changes	76
SECTION 6.04.	Clauses Restricting Subsidiary Distributions	76
SECTION 6.05.	Lines of Business	77
SECTION 6.06.	Transactions with Affiliates	78
SECTION 6.07.	Use of Proceeds	78
SECTION 6.08.	Subsidiary Indebtedness	78

SCHEDULES:

Schedule 1.01	Commitments; Letter of Credit Commitments
Schedule 6.02	Existing Liens
Schedule 6.08	Existing Restricted Subsidiary Indebtedness

EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Borrower Compliance Certificate
Exhibit C	Form of Commitment Increase Supplement
Exhibit D	Form of Augmenting Lender Supplement
Exhibit E	Form of Borrowing Request
Exhibit F	Form of Interest Election Request
Exhibit G	Form of Promissory Note
Exhibit H	Form of Officer’s Certificate for Designation of an Unrestricted Subsidiary
Exhibit I-1	Form of U.S. Tax Compliance Certificate
Exhibit I-2	Form of U.S. Tax Compliance Certificate
Exhibit I-3	Form of U.S. Tax Compliance Certificate
Exhibit I-4	Form of U.S. Tax Compliance Certificate
Exhibit J	Form of Guarantee Agreement

v

CREDIT AGREEMENT, dated as of January 20, 2023, among TESLA, INC., as borrower, the LENDERS and ISSUING BANKS party from time to time hereto, CITIBANK, N.A., as Administrative Agent, DEUTSCHE BANK SECURITIES INC., as Syndication Agent, CITIBANK, N.A., DEUTSCHE BANK SECURITIES INC., CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, GOLDMAN SACHS LENDING PARTNERS LLC, HSBC SECURITIES (USA) INC., MORGAN STANLEY SENIOR FUNDING, INC., SOCIÉTÉ GÉNÉRALE, TD SECURITIES (USA) LLC and WELLS FARGO SECURITIES, LLC, as Joint Lead Arrangers and Joint Bookrunners, and CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, GOLDMAN SACHS BANK USA, HSBC BANK USA, NATIONAL ASSOCIATION, MORGAN STANLEY SENIOR FUNDING, INC., SOCIÉTÉ GÉNÉRALE, THE TORONTO-DOMINION BANK, NEW YORK BRANCH and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Documentation Agents.

The parties hereto agree as follows:

Article I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing denominated in Dollars refers to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the Alternate Base Rate.

“Act” has the meaning assigned to such term in Section 9.13.

“Additional Lender” has the meaning assigned to such term in Section 2.05(d).

“Adjusted EURIBOR Rate” means, as to any Borrowing denominated in any Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period, divided by (b) one, minus the Statutory Reserve Percentage.

“Adjusted Term SOFR Rate” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation, plus (b) 0.10%; provided that, if the Adjusted Term SOFR Rate as so determined shall ever be less than the Floor, then the Adjusted Term SOFR Rate shall be deemed to be the Floor for purposes of this Agreement.

“Administrative Agent” means Citibank, N.A., together with its affiliates acting in such or related capacities, as the administrative agent for the Lenders under this Agreement, together with any of its successors and assigns.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by or otherwise acceptable to the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreed Currency” means Dollars and each Foreign Currency.

“Agreement” means this Credit Agreement.

“Agreement Currency” has the meaning assigned to such term in Section 9.16(b).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day, plus ½ of 1% and (c) the Adjusted Term SOFR Rate for a one-month tenor in effect on such day, plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternative rate of interest pursuant to Section 2.21 hereof, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as so determined would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or its Affiliates from time to time concerning or relating to bribery or corruption, including, but not limited to, the Foreign Corrupt Practices Act of 1977 and the United Kingdom Bribery Act 2010, each as amended, and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules, in each case, applicable to the Borrower or its Affiliates from time to time concerning or relating to terrorism financing or money laundering, including, but not limited to, any applicable provision of the Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Creditor” has the meaning assigned to such term in Section 9.16(b).

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that in the case of Section 2.20 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment under the Facility. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, with respect to any Term Benchmark Loan, SONIA Loan or ABR Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth in the Pricing Grid under the caption “Term Benchmark Spread/SONIA Spread”, “ABR Spread”, or “Commitment Fee Rate”, as the case may be, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt.

“Approved Electronic Platform” means IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system.

“Approved Fund” has the meaning assigned to such term in Section 9.04(b)(ii).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, substantially in the form of Exhibit A hereto or any other form approved by the Administrative Agent.

“Augmenting Lender” has the meaning assigned to such term in Section 2.02(e).

“Authorized Officer” means, with respect to (i) delivering a Borrowing Request, an Interest Election Request and similar notices, any person or persons that has or have been authorized by the board of directors (or equivalent governing body) of the Borrower to deliver such notices pursuant to this Agreement and that has or have appropriate signature cards or certificates of incumbency on file with the Administrative Agent or the applicable Issuing Bank, (ii) delivering financial information, notices pursuant to Section 5.02 and officer’s certificates pursuant to this Agreement, the chief financial officer, the vice president of finance, the treasurer (or equivalent officer overseeing the Borrower’s global treasury function) or the principal accounting officer of the Borrower and (iii) any other matter in connection with this Agreement or any other Loan Document, any officer (or a person or persons so designated by any two officers) of the applicable Loan Party.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of (a) the Maturity Date and (b) the date of termination of all of the Commitments.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.21(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Basel III” means, collectively, those certain agreements on capital and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems”, “Basel III: International Framework for Liquidity Risk Measurement, Standards and

Monitoring”, and “Guidance for National Authorities Operating the Countercyclical Capital Buffer”, each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time), and “Basel III: The Liquidity Coverage Ratio and Liquidity Risk Monitoring Tools”, as published by the Basel Committee on Banking Supervision in January 2013 (as revised from time to time).

“Benchmark” means, initially, with respect to any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars or a Foreign Currency, the applicable Relevant Rate; provided that, if a Benchmark Transition Event has occurred with respect to such Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.21(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any then-current Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time and (b) the related Benchmark Replacement Adjustment, if any; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark for any Agreed Currency:

(a)
in the case of clauses (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)
in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clauses (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to the then-current Benchmark for any Agreed Currency, the occurrence of one or more of the following events with respect to such Benchmark:

(a)
a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)
a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)
a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, with respect to any Benchmark, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark for any Agreed Currency, the period (if any) (a) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.21 and (b) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.21.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applied and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Tesla, Inc., a Delaware corporation.

“Borrowing” means Loans of the same Type, denominated in the same currency, made, converted or continued on the same date and, if applicable, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be substantially in the form of Exhibit E hereto or any other form approved by the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, New York, are authorized or required by law to remain closed; provided that (i) when used in connection with Loans denominated in Pounds Sterling and the calculation or computation of SONIA, the term “Business Day” shall mean SONIA Business Day, (ii) when used in connection with any Loans denominated in Euros, the term “Business Day” shall exclude any day which is not a TARGET Day and (iii) when used in connection with any Term Benchmark Loans denominated in Dollars, such day shall also be a U.S. Government Securities Business Day.

“Calculation Date” means, with respect to any Foreign Currency, the last day of each calendar month (or, if such day is not a Business Day, the next succeeding Business Day) and any other day during the continuation of a Default that the Administrative Agent may designate as a “Calculation Date”; provided that the date of issuance of any Borrowing Request pursuant to Section 2.03 with respect to, and each date of any continuation of, any Loan denominated in a Foreign Currency, shall also be a “Calculation Date” with respect to such Foreign Currency.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or tangible personal property, or a combination thereof, which obligations are required to be classified and accounted for as financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that, notwithstanding anything to the contrary contained in Section 1.04(a), any change in GAAP after

December 31, 2018 that would require obligations that would be classified and accounted for as operating leases under GAAP as existing on December 31, 2018 to be classified and accounted for as capital leases or otherwise reflected on the consolidated balance sheet of the Borrower and its Subsidiaries, such obligations shall continue to be treated as an operating leases for all purposes under this Agreement.

“Captive Insurance Subsidiary” means a Subsidiary established by the Borrower or any of its Subsidiaries for the sole purpose of insuring the business, facilities, employees, officers and/or directors of the Borrower and its Subsidiaries.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“CFC Holdco” means any (i) Domestic Subsidiary or (ii) Foreign Subsidiary that is a “disregarded entity” for U.S. federal income tax purposes, in each case that owns (directly or indirectly) no material assets other than cash or cash accounts and equity interests (or equity interests and indebtedness), each as determined for U.S. federal income tax purposes, of one or more (a) Foreign Subsidiaries that are CFCs or (b) subsidiaries that themselves are CFC Holdcos.

“Change in Control” means the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than a Permitted Holder, of Equity Interests of Borrower representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rule, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to it in Section 9.20.

“Charging Agreements” means (i) electric vehicle charging station related agreements, including lease and license agreements and all associated real property and other rights provided in the applicable agreement, (ii) agreements and other rights related to customer accounts, payments and data; equipment lease agreements entered into with a customer pursuant to which such customer agrees to lease a Charging System, and all rights related thereto and (iii) agreements to provide vehicle charging related services such as equipment installation, equipment maintenance or customer billing service.

“Charging Assets” means (i) Charging Systems, (ii) Charging Agreements, (iii) Equity Interests in Excluded Charging Subsidiaries and (iv) Vehicle Environmental Attributes.

“Charging Systems” means all parts of an electric vehicle charging station, including charge posts, charging connectors, power electronics equipment, switchgear, conduit, wiring, metering equipment, concrete pads, signage, fences or visual barriers, mobile charging stations, canopies, solar panels, energy storage systems and other related equipment.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder as set forth on Schedule 1.01 as its “Commitment”, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, or in the documentation pursuant to which such Lender became a party hereto in accordance with Section 2.02(e), as applicable, in each case as it may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 and (c) increased from time to time pursuant to Section 2.02(e). The initial aggregate amount of the Lenders’ Commitments as of the Effective Date is USD$5,000,000,000.

“Conforming Changes” means, with respect to either the use or administration of an initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR” (if applicable), the definition of “Business Day,” the definition of “SONIA Business Day,” the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.15 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated Liquidity” means, as of any date of determination, the sum of (a) the Total Available Commitments at such date, plus (b) total cash (other than restricted cash), cash equivalents and Marketable Securities of the Borrower and its Domestic Subsidiaries that are Restricted Subsidiaries as determined by the Borrower based on adjustments to the amount of total cash (other than restricted cash), cash equivalents and Marketable Securities, as reported in the Borrower’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, filed with SEC.

“Consolidated Net Tangible Assets” means the aggregate amount of the Borrower’s and the Restricted Subsidiaries’ consolidated assets (less applicable reserves and other properly deductible items), after deducting therefrom (i) all current liabilities and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles all as set forth on the Borrower’s most recent audited consolidated balance sheet prepared in accordance with GAAP.

“Consolidated Subsidiaries” means, as of any date, all Subsidiaries of the Borrower to the extent the accounts of such Person are consolidated with the accounts of the Borrower as of such date in accordance with the principles of consolidation reflected in the audited financial statements most recently delivered in accordance with this Agreement.

“Consolidated Total Assets” means, at any time of determination thereof, the aggregate amount of all assets of the Borrower and its Consolidated Subsidiaries as set forth in the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries delivered to the Lenders pursuant to this Agreement and computed in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has a meaning correlative thereto.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.18.

“Credit Exposure” means, with respect to any Lender at any time, the sum of such Lender’s Revolving Credit Exposure and its LC Exposure.

“Customer Lease Agreement” means a lease agreement entered into with a customer, pursuant to which such customer agrees to lease an Energy Storage System.

“Daily Simple SONIA” means, for any day (a “SONIA Rate Day”), a rate per annum equal to, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to Pounds Sterling, the greater of (i) SONIA for the day (such day, a “Sterling Determination Day”) that is five (5) SONIA Business Days prior to (A) if such SONIA Rate Day is a SONIA Business Day, such SONIA Rate Day or (B) if such SONIA Rate Day is not a SONIA Business Day, the SONIA Business Day immediately preceding such SONIA Rate Day, in each case, as such SONIA is published by the SONIA Administrator on the SONIA Administrator’s Website; provided that, if by 5:00 p.m. (London time) on the second (2nd) SONIA Business Day immediately following any Sterling Determination Day, SONIA in respect of such Sterling Determination Day has not been published on the SONIA Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SONIA has not occurred, then SONIA for such Sterling Determination Day will be SONIA as published in respect of the first (1st) preceding SONIA Business Day for which such SONIA was published on the SONIA Administrator’s Website; provided, further, that SONIA as determined pursuant to this proviso shall be utilized for purposes of calculation of Daily Simple SONIA for no more than three consecutive SONIA Rate Days and (ii) the Floor. Any change in Daily Simple SONIA due to a change in SONIA shall be effective from and including the effective date of such change in SONIA without notice to the Borrower.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that has (a) failed to fund any portion of its Loans or participations in Letters of Credit required to be funded by it hereunder within three (3) Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in writing and with supporting facts) has not been satisfied, (b) notified the Borrower, the Administrative Agent or any Lender in writing, or has made a public statement to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement states that such position is based on such Lender’s good faith determination that a condition precedent to funding a loan under this Agreement cannot be met) or generally under other agreements in which it commits to extend credit, (c) failed, within three (3) Business Days after a request in writing by the Administrative Agent, any Issuing Bank or the Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement: provided that such Lender shall cease to be Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s, such Issuing Bank’s or Borrower’s receipt of such certification, (d) has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets (including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity) or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets (including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity), or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, (e) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or a parent company thereof by a Governmental Authority or an instrumentality thereof; provided, further, that such ownership or interest by a Governmental Authority does not result in or provide such Lender or a parent company thereof with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Governmental Authority to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender or a parent company thereof or (f) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless such requirement to pay is the subject of a good faith dispute. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (f) above shall be conclusive and binding absent manifest error.

“Disclosed Matters” means the actions, suits and proceedings and, to the extent disclosed pursuant to Item 103 of Regulation S-K, the environmental proceedings, disclosed in (a) the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2021, (b) all other Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and, in each case, filed by the Borrower with the SEC since January 1, 2022 and prior to the Effective Date which have been posted on the website of the SEC at www.sec.gov and (c) any other information generally made available by the Borrower to the public through the issuance of a press release or posting to the Borrower’s website since the Borrower’s most recent Quarterly Report on Form 10-Q filed by the Borrower with the SEC.

“Discretionary Guarantor” means any Domestic Subsidiary that is a Restricted Subsidiary that the Borrower, in its sole discretion elects to cause to be a Guarantor by providing a Guarantee in respect of the Obligations.

“Disqualified Institution” means, on any date, (a) any Person designated by the Borrower as a “Disqualified Institution” by written notice delivered to the Administrative Agent on or prior to the date hereof and (b) any other Person that is a reasonably identifiable competitor of the Borrower or any of its Subsidiaries, whether directly or through a controlled subsidiary or portfolio company, and, in each case, Affiliates of any such Person clearly identifiable solely on the basis of the similarity of their name; provided that “Disqualified Institutions” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time.

“Documentation Agents” means, collectively, CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, GOLDMAN SACHS BANK USA, HSBC BANK USA, NATIONAL ASSOCIATION, MORGAN STANLEY SENIOR FUNDING, INC., SOCIÉTÉ GÉNÉRALE, THE TORONTO-DOMINION BANK, NEW YORK BRANCH and WELLS FARGO BANK, NATIONAL ASSOCIATION, in their capacities as documentation agents.

“Dollar Amount” means, at any time:

(a) with respect to any Loan denominated in Dollars, the principal amount thereof then outstanding; and

(b) with respect to any Loan denominated in Euros or Pounds Sterling, the principal amount thereof then outstanding in such currency, converted to Dollars in accordance with Section 2.18.

“Dollars” or “USD” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“DQ List” has the meaning assigned to it in Section 9.04(e)(iv).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union from time to time, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Effective Date TEO Subsidiary” means any direct or indirect subsidiary of TEO as of the Effective Date.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“EMU” means Economic and Monetary Union as contemplated in the Treaty.

“Energy Environmental Attribute” means any credit, benefit, reduction, offset or allowance (such as so-called renewable energy certificates, green tags, green certificates, and renewable energy credits), howsoever entitled or named, resulting from, attributable to or associated with the storage or generation of energy, other than the actual electric energy produced, and that is capable of being measured, verified or calculated and in any case may be lawfully marketed to third parties. By way of illustration, Energy Environmental Attributes may result from: the generation system’s use of a particular renewable energy source; avoided NOx, SOx, CO2 or greenhouse gas emissions and other carbon credits and offsets; avoided water use or as otherwise specified under any applicable energy-related private or governmental program. Notwithstanding any of the foregoing in this definition or any other provision of this Agreement, Energy Environmental Attributes shall not in any case include: (i) any of the foregoing obtained by, provided to, used by or necessary for the Borrower or any of its Restricted Subsidiaries to conduct any of its operations at any location (and shall not include any water rights or other rights or credits obtained pursuant to requirements of applicable law in order to site and develop any facility); or (ii) any production tax credits.

“Energy Storage Agreement” means a battery services contract, a battery sale contract, a battery installation contract, a battery dispatch contract, a market participation contract involving batteries, a shared revenue and cost avoidance contract, a capacity contract, a tolling contract, demand response contract, a software contract pertaining to the dispatch or other management of batteries, or any agreement similar to the foregoing.

“Energy Storage Assets” means Energy Storage Systems, Host Customer Agreements and Projects and Equity Interests in Excluded Energy Storage Subsidiaries.

“Energy Storage Systems” means all parts of an energy storage system, including batteries, solar panels, inverters, wiring and other electrical devices, conduit, housings, hardware, remote monitoring equipment, connectors, meters, disconnects and other related devices, including associated balance of plant.

“Environmental Attribute” means an Energy Environmental Attribute or a Vehicle Environmental Attribute.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments or injunctions issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment or the management, release or threatened release of any Hazardous Material or, to the extent relating to exposure to Hazardous Materials, human health matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, any successor statute thereto, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.

“ERISA Event” means (a) the occurrence of any “reportable event,” as defined in Section 4043 of ERISA with respect to any Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), (e) the incurrence by any Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the incurrence by any Loan Party of any liability under Section 4975 of the Code with respect to the occurrence of a non-exempt prohibited transaction under Section 4975(c) of the Code or Section 406 of ERISA, (g) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (h) the incurrence by any Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or (i) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, terminated (within the meaning of Section 4041A or 4042 of ERISA), insolvent, or in “endangered” or “critical” status (within the meaning of Sections 431 or 432 of the Code or Sections 304 or 305 of ERISA).

“Erroneous Payment” has the meaning assigned to it in Section 8.07(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 8.07(d).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 8.07(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 8.07(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 8.07(f).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR” means the rate per annum equal to the Euro Interbank Offered Rate as administered by the European Money Markets Institute (or any other Person that takes over the administration of such rate) for a period comparable in length to such Interest Period (the “EURIBOR Rate”), at approximately 11:00 a.m. (Brussels time) two TARGET Days prior to the commencement of such Interest Period; provided that, if such rate is not available at such time for any reason, then the “EURIBOR Rate” with respect to such Term Benchmark Borrowing for such Interest Period shall be the Interpolated Rate; provided, further, that if EURIBOR Rate as so determined shall ever be less than the Floor, then EURIBOR Rate shall be deemed to be the Floor.

“EURIBOR Rate” has the meaning assigned to it in the definition of “EURIBOR.”

“Euro” or “€” means the single currency of Participating Member States introduced in accordance with the provisions of Article 109(1)4 of the Treaty and, in respect of all payments to be made under this Agreement in Euros, means immediately available, freely transferable funds.

“Events of Default” has the meaning assigned to such term in Article VII.

“Exchange Rate” means on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., London time, on such date on the Reuters World Currency Page for such Foreign Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be selected by the Administrative Agent (with respect to which the Administrative Agent shall promptly notify the Borrower), or, in the event no such service is selected, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such Foreign Currency are then being conducted, at or about 10:00 a.m., London time, on such date for the purchase of the relevant currency for delivery two (2) Business Days later; provided that, if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Excluded Charging Subsidiary” means those direct or indirect Subsidiaries of the Borrower (a) in which the Borrower owns, directly or indirectly, Equity Interests of less than fifty-one percent (51%), (b) that own, lease or finance (or own any Subsidiary that is formed for such purpose) no assets other than Charging Assets, (c) whose sole assets consist of Equity Interests in Excluded Charging Subsidiaries of the type described in the foregoing clause (b) or (d) created for or encumbered by transactions involving monetization of Vehicle Environmental Attributes.

“Excluded Domestic Subsidiary” means any Domestic Subsidiary that is (i) a direct or indirect Subsidiary of a Subsidiary of Borrower that is a Foreign Subsidiary or (ii) a CFC Holdco.

“Excluded Energy Storage Subsidiaries” means those direct or indirect Subsidiaries of the Borrower (a) in which the Borrower owns, directly or indirectly, Equity Interests of less than fifty-one percent (51%), (b) that own, lease or finance (or own any Subsidiary that is formed for such purpose) no assets other than Energy Storage Assets, (c) whose sole assets consist of Equity Interests in Excluded Energy Storage Subsidiaries of the type described in the foregoing clause (b) or (d) created for or encumbered by transactions involving monetization of credits, certificates or incentives.

“Excluded Subsidiary” means (i) any Subsidiary to the extent (and for so long as) a Guarantee by such Subsidiary would be prohibited or restricted by applicable law, rule or regulation or by any restriction in any contract existing on the Effective Date or, so long as any such restriction in any contract is not entered into in contemplation of such Subsidiary becoming a Restricted Subsidiary, at the time such Subsidiary becomes a Restricted Subsidiary (including any requirement to obtain the consent, approval, license or authorization of any Governmental Authority (including any regulatory authority) or third party), (ii) Excluded Domestic Subsidiaries (and any direct or indirect Subsidiary thereof), (iii) any Subsidiary that is a Foreign Subsidiary or a CFC Holdco (and any direct or indirect Subsidiary thereof), (iv) Unrestricted Subsidiaries (and any direct or indirect Subsidiary thereof), (v) Captive Insurance Subsidiaries, (vi) not-for-profit Subsidiaries, (vii) special purpose entities (including finance entities), (viii) any Immaterial Subsidiary, (ix) any subsidiary to the extent that the burden or cost of obtaining a guaranty outweighs the benefit afforded thereby as determined by Borrower in consultation with the Administrative Agent, (x) any Subsidiary to the extent a Guarantee by such Subsidiary would result in material adverse tax consequences as reasonably determined by the Borrower in consultation with the Administrative Agent, (xi) any Subsidiary formed to satisfy state dealer requirements, (xii) any Specified Tesla Subsidiary, (xiii) for the avoidance of doubt, any direct or indirect Subsidiary of an Excluded Subsidiary (other than, in each case, any such direct or indirect Subsidiary that is a Discretionary Guarantor) and (xiv) any Subsidiary that is not a wholly-owned Subsidiary.

“Excluded Taxes” means any of the following Taxes imposed on, with respect to or required to be withheld or deducted from a payment to the Administrative Agent, any Lender or any other recipient: (a) Taxes imposed on (or measured by) net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Person being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposes such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment requested by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Person’s failure to comply with Section 2.16(f) and (d) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Amended and Restated ABL Credit Agreement, dated as of March 6, 2019 (as amended by that certain First Amendment to Amendment and Restated ABL Credit Agreement, dated as of December 23, 2020), among the Borrower, Tesla Motors Netherlands B.V., the lenders party from time to time thereto and Deutsche Bank AG New York Branch, as administrative agent.

“Existing Maturity Date” has the meaning assigned to such term in Section 2.05(a).

“Extending Lender” has the meaning assigned to such term in Section 2.05(b).

“Extension Request” has the meaning assigned to such term in Section 2.05(a).

“Facility” means the Commitments and the Loans made thereunder.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement or any amended or successor version that is substantively comparable and not materially more onerous to comply with, any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any intergovernmental agreement among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Floor” means 0.0%.

“Foreign Currency” means (i) Euros and (ii) Pounds Sterling.

“Foreign Pension Plan” means any plan, fund (including any superannuation fund) or other similar program established or maintained outside the United States by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Office” means the Administrative Agent’s office located at One Penn’s Way, OPS II, New Castle, DE 19720, Attn: Agency Operations, or such other office as may be designated by the Administrative Agent by written notice to the Borrower and the relevant Lenders.

“GAAP” means (a) with respect to the Borrower and any other Person organized under the laws of any state in the United States of America, generally accepted accounting principles in the United States as in effect from time to time and (b) with respect to any other Person organized under the laws of any Governmental Authority outside of the United States, generally accepted accounting principles in the country of such Person’s organization or generally accepted accounting principles of the International Accounting Standards Board, or International Financial Reporting Standards as designated by the Borrower, in each case as the same are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantee Agreement” means the Guarantee Agreement to be executed and delivered by each Guarantor, substantially in the form of Exhibit J hereto.

“Guarantors” means each Discretionary Guarantor which becomes a Guarantor and each Domestic Subsidiary of the Borrower which becomes a Guarantor pursuant to Section 5.09 (in each case other than any such Domestic Subsidiary that has been released from its guarantee under the Guarantee Agreement in compliance with the terms of the Loan Documents).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, 1,4-dioxane, radon gas, infectious or medical wastes, and all other substances or wastes of any nature regulated pursuant to or that could give rise to liability under, any Environmental Law due to their dangerous or deleterious properties or effects.

“Host Customer Agreements” means the Energy Storage Agreements and Customer Lease Agreements.

“Illegality Notice” has the meaning assigned to such term in Section 2.22.

“Immaterial Subsidiary” means, as of the most recently ended fiscal quarter of the Borrower, any wholly-owned Domestic Subsidiary of the Borrower, taken together with its consolidated subsidiaries (x) whose consolidated total assets (as set forth in the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries delivered to the Lenders pursuant to this Agreement and computed in accordance with GAAP, but excluding intercompany assets), do not constitute more than 5.0% of the Consolidated Total Assets and (y) whose consolidated total revenues (as set forth in the most recent income statement of the Borrower and its Consolidated Subsidiaries delivered to the Lenders pursuant to this Agreement and computed in accordance with GAAP, but excluding intercompany revenues) do not constitute more than 5.0% of the consolidated total revenues of the Borrower and its Consolidated Subsidiaries (as set forth in the most recent income statement of the Borrower and its Consolidated Subsidiaries delivered to the Lenders pursuant to this Agreement and computed in accordance with GAAP).

“Increasing Lender” has the meaning assigned to such term in Section 2.02(e).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable incurred in the ordinary course of business and obligations in respect of the funding of Plans under ERISA or the Code), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (provided that the amount of any such Indebtedness that has not been assumed shall be equal to the lesser of the face amount of such Indebtedness and the fair market value of the property subject to such Lien), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations in respect of the principal of any Indebtedness incurred in connection with any Securitization Transaction in which such Person participates and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, Indebtedness shall not include (i) accrued expenses and deferred tax and other credits incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person, (ii) any earn-out obligations to the extent such obligation is due and payable, (iii) obligations incurred among the Borrower and its Restricted Subsidiaries in the ordinary course of business for the purchase of goods and services, (iv) third party obligations included in the Borrower’s financial statements as a result of variable interest entity accounting and (v) payments for property or services in the ordinary course of business that are payable over a period not to exceed one year and at 0% interest.

“Indemnified Taxes” means Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower hereunder.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

“Information” has the meaning assigned to such term in Section 9.12.

“Insurance Subsidiary” means any Subsidiary of the Borrower that is engaged in the insurance business.

“Intellectual Property” has the meaning assigned to such term in Section 3.18.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07, which shall be substantially in the form of Exhibit F hereto or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan, each Quarterly Payment Date, (b) with respect to any Term Benchmark Loan, as applicable, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any SONIA Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the borrowing of such advance (or, if there is no such corresponding day in such month, then the last day of such month).

“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Term Benchmark Borrowing, as applicable, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Term Benchmark Borrowing, as applicable, that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“IRS” means the U.S. Internal Revenue Service.

“Interpolated Rate” means, at any time, with respect to any Term Benchmark Borrowings denominated in Euros and for any Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the EURIBOR Rate for the longest period (for which the EURIBOR Rate is available) that is shorter than the Interest Period and (b) the EURIBOR Rate for the shortest period (for which that EURIBOR Rate is available) that exceeds the Interest Period, in each case, at approximately 11:00 a.m. (Brussels time) two TARGET Days prior to the commencement of such Interest Period.

“Issuing Bank” means CITIBANK, N.A., DEUTSCHE BANK AG NEW YORK BRANCH, CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, GOLDMAN SACHS LENDING PARTNERS LLC, HSBC BANK USA, NATIONAL ASSOCIATION, MORGAN STANLEY BANK, N.A., SOCIÉTÉ GÉNÉRALE, THE TORONTO-DOMINION BANK, NEW YORK BRANCH, WELLS FARGO BANK, NATIONAL ASSOCIATION, and any other Lender that agrees to act as an Issuing Bank, each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.04(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “Issuing Bank” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant Issuing Bank with respect thereto.

“Joint Bookrunners” means, collectively, CITIBANK, N.A., DEUTSCHE BANK SECURITIES INC., CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, GOLDMAN SACHS LENDING PARTNERS LLC, HSBC SECURITIES (USA) INC., MORGAN STANLEY SENIOR FUNDING, INC., SOCIÉTÉ GÉNÉRALE, TD SECURITIES (USA) LLC and WELLS FARGO SECURITIES, LLC, in their capacities as joint bookrunners.

“Joint Lead Arrangers” means, collectively, CITIBANK, N.A., DEUTSCHE BANK SECURITIES INC., CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, GOLDMAN SACHS LENDING PARTNERS LLC, HSBC SECURITIES (USA) INC., MORGAN STANLEY SENIOR FUNDING, INC., SOCIÉTÉ GÉNÉRALE, TD SECURITIES (USA) LLC and WELLS FARGO SECURITIES, LLC, in their capacities as joint lead arrangers.

“Judgment Currency” has the meaning assigned to such term in Section 9.16(b).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the LC Exposure at such time.

“Lead Arrangers” means, collectively, the Joint Lead Arrangers and the Joint Bookrunners.

“Lenders” means the Persons listed on Schedule 1.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or pursuant to Section 2.02(e), other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Issuing Banks.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreement” has the meaning assigned to it in Section 2.04(b).

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The initial amount of each Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 1.01 as its “Letter of Credit Commitment”, or if an Issuing Bank has entered into an Assignment and Assumption or has otherwise assumed a Letter of Credit Commitment after the Effective Date, the amount set forth for such Issuing Bank as its Letter of Credit Commitment in the Register maintained by the Administrative Agent. The Letter of Credit Commitment of an Issuing Bank may be modified from time to time by agreement between such Issuing Bank and the Borrower, and notified to the Administrative Agent. The initial aggregate amount of the Issuing Banks’ Letter of Credit Commitments as of the Effective Date is USD$500,000,000.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, financing lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities; provided that “Lien” shall not include any non-exclusive licenses to Intellectual Property in the ordinary course of business or not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries.

“Loan Documents” means this Agreement, including schedules and exhibits hereto, each Letter of Credit, the Guarantee Agreement and any agreements entered into in connection herewith by the Borrower with or in favor of the Administrative Agent and/or the Lenders, including any Notes, and, in each case, any amendments, modifications or supplements thereto or waivers thereof.

“Loan Party” means the Borrower and each Guarantor.

“Loans” means the Loans made by the Lenders to the Borrower pursuant to Section 2.03 of this Agreement.

“Manufacturing Facility” means any manufacturing facilities or Gigafactory facilities established by the Borrower or any of its Subsidiaries from time to time.

“Marketable Securities” means, with respect to any Person, investments by such Person in time deposits and fixed income securities with original maturities greater than three (3) months that have a determinable fair value, are liquid and are readily convertible into cash. For avoidance of doubt, (i) such investments are passive investments, purchased by such Person in the ordinary course of business as part of its liquidity and/or cash management activities and (ii) for all purposes of the Loan Documents, the amount of Marketable Securities of the Borrower and its Domestic Subsidiaries as of the last day of any fiscal quarter or fiscal year of the Borrower is equal to the amount reported on the Borrower’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q consolidated balance sheet for such fiscal quarter or fiscal year, as the case may be, as the line “Short-term marketable securities” or “Investments”, less any adjustment for securities that do not satisfy the requirements of the first sentence of this definition.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole or (b) legality, validity or enforceability of the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans, Letters of Credit and non-recourse Indebtedness), or obligations in respect of Swap Agreements, of any one or more of the Borrower and the Restricted Subsidiaries that are also Significant Subsidiaries in an aggregate principal amount exceeding $350,000,000 (or, if denominated in another currency, the equivalent thereof in Dollars). For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” “means the later of (a) January 20, 2028 and (b) for any Lender agreeing to extend its Maturity Date pursuant to Section 2.05, such date pursuant to which the Maturity Date of such Lender has been extended; provided, however, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning assigned to it in Section 9.20.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA that is subject to ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, during the preceding five plan years has made or been obligated to make contributions, or has any liability.

“Non-Consenting Lender” means any Lender that withholds its consent to any proposed amendment, modification or waiver that cannot become effective without the consent of such Lender under Section 9.02 and that has been consented to by the Required Lenders.

“Non-Extending Lender” has the meaning assigned to such term in Section 2.05(b).

“Non-Funding Lender” has the meaning assigned to such term in Section 2.19(c).

“Note” has the meaning assigned to such term in Section 2.09(e).

“NYFRB” means The Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that, if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. New York City time on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all advances to, and debts, liabilities and obligations of, the Borrower arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding. Without limiting the foregoing, the Obligations include: (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by the Borrower under any Loan Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Borrower.

“Other Connection Taxes” means, with respect to any Lender, Taxes imposed, as a result of a present or former connection between the Lender and the jurisdiction imposing such Taxes (other than a connection arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, engaged in any other transaction pursuant to, or enforced, this Agreement, or sold or assigned an interest in any Loan).

“Other Taxes” means any and all present or future stamp, or documentary, Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, or enforcement of, or otherwise with respect to, this Agreement, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight borrowings by U.S. managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Overnight Rate” means for any day, (a) with respect to any amount denominated in Dollars, the Federal Funds Effective Rate and (b) with respect to any amount denominated in a Foreign Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight deposits in the relevant Foreign Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent in the applicable offshore interbank market for such Foreign Currency to major banks in such interbank market.

“Participant” has the meaning set forth in Section 9.04(c).

“Participant Register” has the meaning set forth in Section 9.04(c).

“Participating Member State” means each state so described in any EMU legislation.

“Payment Recipient” has the meaning assigned to it in Section 8.07(a).

“Payoff” has the meaning set forth in Section 4.01(f).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)
Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;
(b)
carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in compliance with Section 5.04;
(c)
Liens made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
(d)
Liens to secure the performance of bids, trade contracts, leases, statutory obligations, government contracts, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e)
easements, zoning restrictions, rights-of-way and similar encumbrances and other minor defects or irregularities in title on real property imposed by law or arising in the ordinary course of business that are not substantial in amount and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary;

(f)
licenses (with respect to any Intellectual Property and other property), leases or subleases granted to third parties by the Borrower and its Restricted Subsidiaries in the ordinary course of business or not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;
(g)
any (i) interest or title of a lessor or sublessor under any lease of property to the Borrower or any of its Restricted Subsidiaries, (ii) Lien or restriction that the interest or title of such lessor or sublessor referred to in the preceding clause (i) may be subject to or (iii) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (ii), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;
(h)
(i) Liens incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller, broker or shipper of such goods or assets and only attach to such goods or assets, (ii) deposits as security for contested taxes or contested import or customs duties and (iii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods so long as such Liens only cover the related goods;
(i)
any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property owned or leased by the Borrower or any of its Restricted Subsidiaries;
(j)
any judgment Lien not constituting an Event of Default under clause (k) of Section 7.01 hereof;
(k)
Liens granted by the Borrower or a Restricted Subsidiary in connection with a transfer of assets from by the Borrower or such Restricted Subsidiary to a Securitization Subsidiary in connection with a Securitization Transaction so long as such Liens cover only the assets so transferred;
(l)
reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and its Restricted Subsidiaries;
(m)
customary rights of first refusal, voting, redemption, transfer or other restrictions with respect to the Equity Interests in any joint venture entities or other Persons that are not Subsidiaries;
(n)
any interest or title of a licensor under any license or sublicense entered into by the Borrower or any Subsidiary as a licensee or sublicensee (A) existing on the date hereof or (B) in the ordinary course of its business;
(o)
Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;
(p)
Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Borrower or any Subsidiary in the ordinary course of business;

(q)
licensing and cross-licensing arrangements entered into by the Borrower and its Subsidiaries for purposes of enforcing, defending or settling claims with respect to the Intellectual Property of the Borrower and its Subsidiaries and not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;
(r)
Liens on earnest money deposits made in the ordinary course of business in connection with any agreement in respect of an anticipated acquisition or other investment;
(s)
Liens on assets arising in connection with the sale or transfer of such assets in a transaction permitted hereunder and customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof; and
(t)
Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Borrower in the ordinary course of business;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holder” shall mean each of Elon Musk and his estate, spouse, siblings, ancestors, heirs, and lineal descendants, and any spouses of such Persons, the legal representatives of any of the foregoing, and any bona fide trust of which one or more the foregoing are the principal beneficiaries or grantors, or any other Person that is controlled by any of the foregoing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (as defined in Section 3(2) of ERISA, other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 28 CFR § 2510.3-101, as modified by Section 3(42) of ERISA, as amended from time to time.

“Pounds Sterling” or “£” means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“Pricing Grid” means the table set forth below:

Level	Rating	Applicable Rate		Commitment Fee Rate
		Term Benchmark Spread/SONIA Spread	ABR Spread
I	≥ A or A2	77.5 bps	0.0 bps	5.0 bps
II	A- or A3	90.0 bps	0.0 bps	7.5 bps
III	BBB+ or Baa1	102.5 bps	2.5 bps	10.0 bps
IV	BBB or Baa2	115.0 bps	15.0 bps	12.5 bps
V	BBB- or Baa3	127.5 bps	27.5 bps	15.0 bps
VI	BB+ or Ba1	152.5 bps	52.5 bps	25.0 bps
VII	< BB or Ba2	177.5 bps	77.5 bps	27.5 bps

For purposes of the foregoing, (i) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Levels, the Applicable Rate shall be based on the higher of the two ratings (i.e., the higher Level) unless one of the two ratings is two or more Levels lower than the other, in which case the Applicable Rate shall be determined by reference to the Level next below the higher of the two Levels (it being understood that Level I is the highest Level and Level VII is the lowest Level); (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.01 or otherwise and (iii) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances described in the last sentence of this definition), then such rating agency shall be deemed to have established a rating equivalent to the rating of the other rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P changes, or if either such rating agency ceases to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Prime Rate” means the rate of interest per annum announced from time to time by the Administrative Agent to be its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Project” means an Energy Storage System together with all associated real property rights, rights under the applicable Host Customer Agreement, and all other related rights to the extent applicable thereto, including without limitation, all parts and manufacturers’ warranties and rights to access customer data.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.18.

“Quarterly Payment Dates” means the last Business Day of March, June, September and December in each year, the first of which shall be March 31, 2023.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Register” has the meaning set forth in Section 9.04(b)(iv).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as in effect from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means, (a) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto and (b) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, any Foreign Currency, (1) the central bank for the Foreign Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the Foreign Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Adjusted Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the Adjusted EURIBOR Rate or (iii) with respect to any Borrowing denominated in Pounds Sterling, the Daily Simple SONIA.

“Removal Effective Date” has the meaning set forth in Section 8.03.

“Rental Account Assets” means (i) Rental Accounts and related payment intangibles, chattel paper, electronic chattel paper, payments, rights to current and future lease or rental payments or residuals and similar rights to payment, in each case relating to Rental Accounts, together with interests in merchandise or goods the lease or rental of which give rise to such payment rights and proceeds, related contractual rights, guarantees, insurance proceeds, books and records, collections, proceeds of the foregoing and beneficial interests and the proceeds of beneficial interests in all of the foregoing, and (ii) Equity Interests in Tesla Finance Subsidiaries and the proceeds thereof.

“Rental Accounts” means accounts arising out of customer lease or rental agreements.

“Replacement Lender” has the meaning set forth in Section 2.19(c).

“Required Lenders” means, subject to Section 2.20, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the Total Credit Exposure and unused Commitments at such time.

“Reset Date” has the meaning set forth in Section 2.18(a).

“Resignation Effective Date” has the meaning set forth in Section 8.03.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, the president, the chief operating officer, the chief financial officer, the treasurer or any other senior or executive officer of a Person.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary. Any Subsidiary designated as an Unrestricted Subsidiary may be re-designated as a Restricted Subsidiary, pursuant to a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent for such purposes, as long as, after giving effect thereto, no Event of Default has occurred and is continuing.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans at such time (including the Dollar Amount of any such Lender’s Loans denominated in Euros or Pounds Sterling, as applicable).

“S&P” means S&P Global Ratings.

“Sanctioned Country” means a country, region or territory which is itself the target of any countrywide, region-wide or territory-wide Sanctions (at the time of this Agreement, the Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the non-government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (a) any Person listed in any Sanctions-related list of designated persons maintained by the U.S. government, including individuals or entities named on the Office of Foreign Assets Control of the U.S. Department of the Treasury’s Specially Designated Nationals List and Blocked Persons List, Foreign Sanctions Evaders Lists and, to the extent dealings are prohibited, Persons named on the Sectoral Sanctions Identifications List, or by the United Nations Security Council, the United Kingdom or the European Union, or any E.U. member state with jurisdiction over the parties hereto, (b) any Person located, organized or ordinarily resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) or (b) hereof.

“Sanctions” means, with respect to any Person, all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any E.U. member state with jurisdiction over the parties hereto or His Majesty’s Treasury of the United Kingdom.

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

“Securitization Subsidiary” means a wholly-owned Subsidiary of the Borrower that is a special purpose vehicle that has been established for the sole purpose of facilitating a financing in connection with a Securitization Transaction permitted by this Agreement and that shall not engage in any activities other than in connection with such Securitization Transaction. For the avoidance of doubt, an Excluded Charging Subsidiary, an Excluded Energy Storage Subsidiary and any Tesla Finance Subsidiary may be a Securitization Subsidiary.

“Securitization Transaction” means (i) any transaction or series of transactions that may be entered into by the Borrower or any Restricted Subsidiary pursuant to which the Borrower or such Restricted Subsidiary may warehouse, sell, convey or otherwise transfer a discrete pool of assets (whether now existing or arising in the future) to (a) a Securitization Subsidiary (in the case of a transfer by the Borrower or any Restricted Subsidiary other than a Securitization Subsidiary) and (b) any other Person (in the case of a transfer by a Securitization Subsidiary), for the purpose of the incurrence by such other Person of Indebtedness secured by a Lien on, or backed by the cash proceeds of, such assets (or beneficial interests of such assets) or of certificates representing beneficial interests in such assets or (ii) any transaction or series of transactions (including borrowings pursuant to any credit agreement) that may be entered into by any Securitization Subsidiary pursuant to which such Securitization Subsidiary may grant a security interest in its assets (whether now existing or arising in the future) in connection with the incurrence of Indebtedness by such Securitization Subsidiary.

“Significant Subsidiary” means, at any time, any Subsidiary that is not an Immaterial Subsidiary.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Loan that bears interest at a rate based on the Adjusted Term SOFR Rate, other than pursuant to clause (c) of the definition of “Alternate Base Rate.”

“SONIA” means a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator, and when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Daily Simple SONIA.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SONIA Business Day” means, for any obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to Pounds Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London.

“SONIA Rate Day” has the meaning assigned to it in the definition of “Daily Simple SONIA”.

“Specified Borrower Indebtedness” means (i) any bonds, notes, debentures and other debt securities issued by the Borrower pursuant to a public offering or Rule 144A private placement (and any Registered Equivalent Notes issued in exchange therefor) and (ii) any syndicated credit facility entered into by the Borrower.

“Specified Tesla Subsidiary” means any Subsidiary that is (i) a Securitization Subsidiary, (ii) a Tesla Finance Subsidiary, (iii) an Excluded Charging Subsidiary, (iv) an Excluded Energy Storage Subsidiary, (v) an Insurance Subsidiary, (vi) an Effective Date TEO Subsidiary or (vii) any direct or indirect subsidiary of TEO formed primarily for the purpose of incurring indebtedness permitted under Section 6.08(m).

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary that are reasonably customary in a Securitization Transaction, including those relating to the servicing of the assets of a Securitization Transaction (it being understood that in no event shall Standard Securitization Undertakings include any Guarantee of Indebtedness incurred in connection with the relevant Securitization Transaction, other than Liens satisfying the requirements of paragraph (k) of the definition of “Permitted Encumbrances” herein).

“Stated Amount” or “Stated Amounts” means the stated or face amount of such Letter of Credit to the extent available at the time for drawing (subject to presentment of all requisite documents), as the same may be increased or decreased from time to time in accordance with the terms of such Letter of Credit. For purposes of calculating the Stated Amount of any Letter of Credit at any time:

(A)
any increase in the Stated Amount of any Letter of Credit by reason of any amendment to any Letter of Credit shall be deemed effective under this Agreement as of the date the relevant Issuing Bank actually issues an amendment purporting to increase the Stated Amount of such Letter of Credit, whether or not such Issuing Bank receives the consent of the Letter of Credit beneficiary or beneficiaries to the amendment, except that if the Borrower has required that the increase in Stated Amount be given effect as of an earlier date and such Issuing Bank issues an amendment to that effect, then such increase in Stated Amount shall be deemed effective under this Agreement as of such earlier date requested by the Borrower; and
(B)
any reduction in the Stated Amount of any Letter of Credit by reason of any amendment to any Letter of Credit shall be deemed effective under this Agreement as of the later of (x) the date the applicable Issuing Bank actually issues an amendment purporting to reduce the Stated Amount of such Letter of Credit, whether or not the amendment provides that the reduction be given effect as of an earlier date or (y) the date the applicable Issuing Bank receives the written consent of the Letter of Credit beneficiary or beneficiaries to such reduction, whether written consent must be dated on or after the date of the amendment issued by such Issuing Bank purporting to effect such reduction.

“Statutory Reserve Percentage” means, for any day during any Interest Period, the reserve percentage in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. The Adjusted EURIBOR Rate for each outstanding Loan shall be adjusted automatically as of the effective date of any change in the Statutory Reserve Percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Subsidiary” means any subsidiary of the Borrower.

“Supported QFC” has the meaning assigned to it in Section 9.18.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Restricted Subsidiaries shall be a Swap Agreement.

“Syndication Agent” means Deutsche Bank Securities Inc., in its capacity as syndication agent.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholdings) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TEO” means Tesla Energy Operations, Inc., a Delaware corporation.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate or the Adjusted EURIBOR Rate.

“Term SOFR” means:

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first (1st) preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first (1st) preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first (1st) preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first (1st) preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Tesla Finance Subsidiaries” means (i) Tesla Finance, LLC and its subsidiaries and (ii) Tesla Financial Services Holdings B.V. and its subsidiaries, including Tesla Financial Services Limited and Tesla Financial Services GmbH.

“Total Available Commitments” means, at any time, an amount equal to the excess, if any, of (a) the total Commitments then in effect, over (b) the Total Credit Exposure.

“Total Credit Exposure” means, the sum of the Dollar Amount of the outstanding principal amount of all Lenders’ Loans and their LC Exposure at such time.

“Transactions” means the (a) execution, delivery and performance by the (i) Borrower of this Agreement and (ii) Guarantors of the Guarantee Agreement, (b) borrowing of Loans and the use of the proceeds thereof and (c) the issuance of Letters of Credit hereunder.

“Treaty” means the Treaty establishing the European Economic Community, being the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1987, the Maastricht Treaty (which was signed at Maastricht on February 7, 1992 and came into force on November 1, 1993), the Amsterdam Treaty (which was signed at Amsterdam on October 2, 1997 and came into force on May 1, 1999) and the Nice Treaty (which was signed on February 26, 2001), each as may be further amended, supplemented or otherwise modified from time to time and as referred to in legislative measures of the European Union for the introduction of, changeover to or operating of the Euro in one or more member states.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, the Daily Simple SONIA or the Alternate Base Rate.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unrestricted Subsidiary” means any Subsidiary that (a) is existing as of the Effective Date, (b) is a Securitization Subsidiary or (c) is not a Significant Subsidiary and, in each case, is designated as an Unrestricted Subsidiary by the Borrower by delivery to the Administrative Agent after the date hereof of a certificate of an Authorized Officer of the Borrower (substantially in the form of Exhibit H hereto); provided that in each such case, such Subsidiary shall satisfy the following conditions:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of the Subsidiary,

(a)
is guaranteed by the Borrower or any Restricted Subsidiary (excluding in the case of a Securitization Subsidiary, pursuant to Standard Securitization Undertakings),
(b)
is recourse to the Borrower or any Restricted Subsidiary, other than (to the extent applicable) pursuant to Standard Securitization Undertaking, or
(c)
subjects any property or asset of the Borrower or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than Liens satisfying the requirements of paragraph (k) of the definition of “Permitted Encumbrances” or, in the case of a Securitization Subsidiary, pursuant to Standard Securitization Undertakings;

(2) neither the Borrower nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding with the Subsidiary, other than (x) Standard Securitization Undertakings or (y) on terms (taken as a whole) no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower; and

(3) neither the Borrower nor any Restricted Subsidiary has any obligation to maintain or preserve the Subsidiary’s financial condition or cause the Subsidiary to achieve certain levels of operating results.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regimes” has the meaning assigned to it in Section 9.18.

“U.S. Tax Compliance Certificate” means a certificate substantially in the form of Exhibits I-1 through I-4 hereto, as applicable.

“Used” shall mean, with respect to any inventory, that such inventory was previously sold (other than to a Loan Party), excluding remanufactured items.

“Used Motor Vehicles” means all Used motor vehicles owned by the Borrower or any of its Subsidiaries.

“Vehicle Environmental Attribute” means any credit, benefit, reduction, offset or allowance, howsoever entitled or named, relating to the emissions or environmental impacts that result from, are attributable to, or are associated with a vehicle, a vehicle’s use, or a vehicle charging station that is capable of being measured, verified or calculated and in any case may be lawfully marketed to third parties. By way of illustration, Vehicle Environmental Attributes may result from: new energy vehicles; zero emission vehicles; fuel economy; avoided criteria air pollutants, CO2 or greenhouse gas emissions; low carbon, renewable or clean fuel; and other credits and offsets defined under any applicable vehicle and charging-related private or governmental program, including, without limitation, the following credits: California LEV III NMOG +NOx, US CAFE, US GHG, US Tier 3 NMOG + NOx, Canada GHG, Quebec ZEV, EU CO2 Pooling, and Switzerland GHG Credits and Low Carbon Fuel Standards credits. Notwithstanding any of the foregoing in this definition or any other provision of this Agreement, Vehicle Environmental Attributes shall not include: (i) any of the foregoing obtained by, provided to, used by or necessary for the Borrower or any of its Subsidiaries to conduct any of its operations at any location; or (ii) any automotive tax credits.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Term Benchmark Loan”, “SONIA Loan” or “ABR Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Term Benchmark Borrowing”, “SONIA Borrowing” or “ABR Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and any definition of or reference to any law, statute, regulation, rule or other legislative action shall mean such law, statute, regulation, rule or other legislative action as amended, supplemented or otherwise modified from time to time, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, (a) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (b) any treatment of Indebtedness under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

SECTION 1.05. Currency Equivalents Generally. (a) If more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then (i) any reference in this Agreement to, and any obligations arising under this Agreement in, the currency of that country shall be translated into or paid in the currency or currency unit of that country designated by the Administrative Agent and (ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for conversion of that currency or currency unit into the other, rounded to the nearest thousandth by the Administrative Agent as it reasonably deems appropriate.

(b) If a change in any currency of a country occurs, this Agreement shall be amended (and each party hereto agrees to enter into any supplemental agreements necessary to effect any such amendment) to the extent that the Administrative Agent and the Borrower reasonably determine such amendment to be necessary to reflect the change in currency and to put the Lenders in the same position, so far as possible, that they would have been in if no change in currency had occurred.

SECTION 1.06. Interest Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Term SOFR Reference Rate, Adjusted Term SOFR Rate, Term SOFR, Adjusted EURIBOR Rate, EURIBOR, the Daily Simple SONIA, SONIA or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Adjusted Term SOFR Rate, Term SOFR, Adjusted EURIBOR Rate, EURIBOR, the Daily Simple SONIA, SONIA or any other Benchmark prior to its discontinuance or unavailability or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, EURIBOR, the Daily Simple SONIA, SONIA any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, EURIBOR, the Daily Simple SONIA, SONIA or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.07. Divisions. For all purposes under this Agreement, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

Article II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender severally and not jointly agrees to make revolving loans denominated in Dollars, Euros and Pounds Sterling (the “Loans”) to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (x) such Lender’s Credit Exposure exceeding such Lender’s Commitment or (y) the Total Credit Exposure exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans. No portion of the Loan will be funded (initially or through participation, assignment, transfer or securitization) with plan assets of any Benefit Plan if it would cause the Borrower to incur any prohibited transaction excise tax penalties under Section 4975 of the Code or otherwise result in a non-exempt prohibited transaction.

SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender under the Facility to make any Loan required to be made by it shall not relieve any other Lender under the Facility of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.13 and Section 2.21, (i) each Borrowing denominated in Dollars shall be available in the Funding Office and consist entirely of ABR Loans or Term Benchmark Loans bearing interest at the Adjusted Term SOFR Rate, (ii) each Borrowing denominated in Pounds Sterling shall be available in the Funding Office and consist entirely of SONIA Loans and (iii) each Borrowing denominated in Euros shall be available in the Funding Office and consist entirely of Term Benchmark Loans bearing interest at the Adjusted EURIBOR Rate. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and (ii) any such domestic or foreign branch or Affiliate of such Lender shall not be entitled to request compensation under Section 2.14 at the time such Loan is made.

(c) At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 (and not less than $10,000,000) (in the case of Euros, an integral multiple of €1,000,000 and not less than €10,000,000). At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. At the time that each SONIA Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of £1,000,000 and not less than £10,000,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Borrowings.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(e) The Borrower may from time to time elect to increase the Commitments of the Facility in a minimum amount of $25,000,000 in respect of the Facility so long as, after giving effect thereto, the aggregate amount of the Commitments of the Facility does not exceed $7,000,000,000. The Borrower may arrange for any such increase to be provided by one or more Lenders with a Commitment in the Facility (each Lender so agreeing to an increase in its Commitment, an “Increasing Lender”; it being understood and agreed that each Lender of the Facility approached to provide any such increase shall have the right, but not the obligation, to provide such increase), or by one or more banks, financial institutions or other entities (each such bank, financial institution or other entity, an “Augmenting Lender”), to increase their existing Commitments in respect of the Facility, or extend Commitments in respect of the Facility, as the case may be; provided that (i) each Augmenting Lender, shall be subject to the approval of the Borrower and the Administrative Agent (not to be unreasonably withheld or delayed) and (ii) (x) in the case of an Increasing Lender, the Borrower and such Increasing Lender execute an agreement substantially in the form of Exhibit C hereto and (y) in the case of an Augmenting Lender, the Borrower and such Augmenting Lender execute an agreement substantially in the form of Exhibit D hereto. Increases and new Commitments created pursuant to this paragraph (e) shall become effective on the date agreed by the Borrower, the Administrative Agent and the relevant Lenders with a Commitment in the Facility and the Administrative Agent shall notify each affected Lender thereof; provided that no increase in the Commitments created pursuant to this paragraph (e) shall become effective less than three (3) Business Days prior to the Maturity Date. Notwithstanding the foregoing, no increase in the Commitments (or in the Commitment of any Lender), shall become effective under this paragraph (e) unless, (i) on the proposed date of the effectiveness of such increase, the conditions set forth in Sections 4.02(a) and (b) shall be satisfied or waived by the Required Lenders with a Commitment in the Facility and the Administrative Agent shall have received a certificate to that effect dated such date and executed by an Authorized Officer of the Borrower and (ii) the Administrative Agent shall have received documents consistent with those delivered on the Effective Date under Section 4.01 as to the corporate power and authority of the Borrower to borrow hereunder after giving effect to such increase. On the effective date of any increase in the Commitments of the Facility, (i) each relevant Increasing Lender with a Commitment in the Facility and Augmenting Lender with a Commitment in the Facility shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other relevant Lenders in the Facility, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other relevant Lenders in the Facility, each Lender’s portion of the outstanding Loans under the Facility of all the Lenders with Commitments in the Facility to equal its Applicable Percentage of such outstanding Loans under the Facility, (ii) the Lenders shall purchase and assume (without recourse or warranty) from the Lenders undivided participation interests in any outstanding LC Exposure to the extent necessary to ensure that after giving effect to any such increase in the Commitments of the Facility, each Lender has outstanding Loans and participation interests in outstanding LC Exposure equal to its Applicable Percentage and (iii) the Borrower shall be deemed to have repaid and re-borrowed all outstanding Loans of the Facility as of the date of any increase in the Commitments of the Facility (with such re-borrowing to consist of the Types of Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (iii) of the immediately preceding sentence in respect of any Term Benchmark Loan or SONIA Loan shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.15 if the deemed payment occurs other than on the last day of the related Interest Periods.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the Business Day of the proposed ABR Borrowing, (b) in the case of a Term Benchmark Borrowing denominated in Dollars, not later than 1:00 p.m., New York City time, three (3) Business Days before the date of the proposed Term Benchmark Borrowing, (c) in the case of a SONIA Borrowing, not later than 1:00 p.m., London time, five (5) Business Days before the date of the proposed SONIA Borrowing and (d) in the case of a Term Benchmark Borrowing denominated in Euros, not later than 1:00 p.m., London time, three (3) Business Days before the date of the proposed Term Benchmark Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile (or in any other manner approved pursuant to Section 9.01(b)) to the Administrative Agent in the Funding Office of a written Borrowing Request in the form of Exhibit E hereto (except as otherwise agreed by the Administrative Agent and the Borrower) signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) the Agreed Currency of the requested Borrowing;

(iv) whether such Borrowing is to be an ABR Borrowing, a Term Benchmark Borrowing or a SONIA Borrowing;

(v) in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of any Borrowing denominated in Dollars in the Funding Office is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in Dollars as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and each relevant Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, no Issuing Bank shall have any obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any Sanctioned Country, (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement or (iii) in any manner that would result in a violation of one or more policies of such Issuing Bank applicable to letters of credit generally. An Issuing Bank shall be under no obligation to issue any Letter of Credit if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or direct that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date (for which such Issuing Bank is not otherwise compensated hereunder). No Issuing Bank shall have any obligation hereunder to issue any Letter of Credit other than a standby Letter of Credit, unless such Issuing Bank shall so agree.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to any Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three (3) Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying (A) the date of issuance, amendment, renewal or extension (which shall be a Business Day), (B) the date on which such Letter of Credit is to expire (which shall comply with Section 2.04(c)), (C) the Stated Amount of such Letter of Credit, (D) the Borrower as the account party and, if desired by the Borrower, one or more Subsidiaries as additional account parties and (E) the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition, as a condition to any such Letter of Credit issuance, the Borrower shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application, in each case, as required by the applicable Issuing Bank and using such bank’s standard form (each, a “Letter of Credit Agreement”). A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) (x) the aggregate undrawn amount of all outstanding Letters of Credit issued by an Issuing Bank at such time, plus (y) the aggregate amount of all LC Disbursements made by such Issuing Bank that have not yet been reimbursed by or on behalf of the Borrower at such time shall not exceed its Letter of Credit Commitment, (ii) the LC Exposure shall not exceed the total Letter of Credit Commitments, (iii) no Lender’s Credit Exposure shall exceed its Commitment and (iv) the Total Credit Exposure shall not exceed the total Commitments. The Borrower may, at any time and from time to time, reduce the Letter of Credit Commitment of any Issuing Bank with the consent of such Issuing Bank; provided that the Borrower shall not reduce the Letter of Credit Commitment of any Issuing Bank if, after giving effect of such reduction, the conditions set forth in clauses (i) through (iv) above shall not be satisfied.

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from an Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one (1) year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after the then-current expiration date at the time of such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date; provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii)).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.04(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph (d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent in Dollars such LC Disbursement, calculated as of the date the Issuing Bank made such LC Disbursement not later than 12:00 noon, New York City time, on the first (1st) Business Day immediately following the date that such LC Disbursement is made; provided that, if such LC Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with a Dollar denominated ABR Loan on the date on which such drawing is honored and in an amount equal to the amount of such drawing and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph (e), the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph (e) to reimburse the applicable Issuing Bank, then to such Lenders and the applicable Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph (e) to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.04(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.04, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Banks. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction in a final non-appealable ruling), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, within the period stipulated by terms and conditions of the applicable Letter of Credit, examine all documents purporting to represent a demand for payment under such Letter of Credit. The applicable Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telecopy or electronic mail of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the reimbursement is due and payable at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.04(e), then Section 2.12(e) shall apply. Interest accrued pursuant to this paragraph (h) shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.04(e) to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. (i) An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (x) the successor Issuing Bank shall have all the rights and obligations of Issuing Banks under this Agreement with respect to Letters of Credit to be issued thereafter and (y) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Banks, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(ii) Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty (30) days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Issuing Bank shall be replaced in accordance with Section 2.06(i) above.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph (j), the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date, plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01(h) or (i). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse any Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(k) Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,”

or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrower (i) shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(l) Stated Amount. The Stated Amount of each Letter of Credit shall not be less than Ten Thousand Dollars ($10,000) or such lesser amount as the applicable Issuing Bank has agreed to.

SECTION 2.05. Maturity Date Extension.

(a) Requests for Extension. The Borrower may, by notice, in writing, to the Administrative Agent (which shall promptly notify the Lenders) during the 90-day period prior to each anniversary of the Effective Date, request that each Lender extend such Lender’s Maturity Date for an additional year from the Maturity Date then in effect hereunder (such date, the “Existing Maturity Date”, and such request, an “Extension Request”); provided that (1) no more than one Extension Request may be made during any twelve-month period and (2) no more than two Extension Requests may be made after the Effective Date.

(b) Lender Elections to Extend. Each Lender, in its sole discretion, shall advise the Administrative Agent whether or not such Lender agrees to such extension. If a Lender agrees to such extension (an “Extending Lender”), it shall notify the Administrative Agent, in writing, of its decision to do so not more than twenty (20) days after the date of such Extension Request. A Lender that determines not to so extend its Commitment shall so notify the Administrative Agent promptly after making such determination and is herein called a “Non-Extending Lender”. If a Lender does not give timely notice to the Administrative Agent of whether or not such Lender agrees to such extension, it shall be deemed to be a Non-Extending Lender; provided that any Non-Extending Lender may, with the consent of the Borrower and the Administrative Agent (such consent of the Administrative Agent not to be unreasonably withheld, conditioned or delayed), subsequently become an Extending Lender by notice to the Administrative Agent and the Borrower.

(c) Notification by Administrative Agent. The Administrative Agent shall notify the Borrower promptly of each Lender’s determination after the deadline set forth for Lender elections in Section 2.05(b).

(d) Additional Commitment Lenders. If (and only if) the total of the Commitments of the Lenders that have agreed so to extend their Maturity Date shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to the date of the Extension Request, the Borrower shall have the right, at its own expense, to require any Non-Extending Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all its interests, rights and obligations under this Agreement to one or more banks or other financial institutions identified to the Non-Extending Lender, which may include any Lender (each an “Additional Lender”); provided that (w) such Additional Lender shall be subject to the approval of each Issuing Bank and, if such Additional Lender is not already a Lender hereunder, the Administrative Agent (such approval not to be unreasonably withheld); (x) such assignment shall become effective as of the date of the extension of the Maturity Date of the Extending Lenders as provided in Section 2.05(e) or any time thereafter on or prior to the effective Maturity Date of the applicable Non-Extending Lender; (y) the

Additional Lender shall pay to such Non-Extending Lender in immediately available funds on the effective date of such assignment the principal of, and interest accrued to the date of payment on, the Loans made by it hereunder and all other amounts accrued for its account or owed to it hereunder and (z) if the assigning Lender is an Issuing Bank, it shall have received cash collateral as required by Section 2.04(j) or it shall have entered into other arrangements with the Borrower that are satisfactory to such Issuing Bank with respect to any outstanding Letters of Credit issued by it. Any such assignee’s initial Maturity Date shall be the Maturity Date in effect for the Extending Lenders at the time of such assignment. Any assignee which becomes a Lender as a result of such an assignment made pursuant to this Section 2.05(d) shall be deemed to have consented to the applicable Extension Request and, therefore, shall not be a Non-Extending Lender.

(e) Minimum Extension Requirement. If (and only if) the total of the Commitments of the Lenders that have agreed so to extend their Maturity Date shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to the date of the Extension Request, then, upon the Borrower’s election and prompt notification to the Administrative Agent prior to the relevant anniversary of the Effective Date, subject to the conditions set forth in Section 2.05(f), effective as of the relevant anniversary of the Effective Date, the Maturity Date of each Extending Lender and of each Additional Lender shall be extended to the date falling one year after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the immediately preceding Business Day). In the event of any such extension, the Commitment of each Non-Extending Lender that has not been replaced as provided in Section 2.05(d) shall terminate on the Maturity Date in effect prior to any such extension and the outstanding principal balance of all Loans and other amounts payable hereunder to such Non-Extending Lender shall become due and payable on such Maturity Date and the total Commitments of the Lenders hereunder shall be reduced by the Commitments of the Non-Extending Lenders so terminated on such Maturity Date.

(f) Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, the extension of the Maturity Date pursuant to this Section 2.05 shall not be effective with respect to any Lender unless (i) no Default or Event of Default has occurred and is continuing on the date of such extension and after giving effect thereto; and (ii) the representations and warranties of the Borrower contained in Article III and the other Loan Documents are true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality in which case such representations and warranties shall be true in all respects) on and as of the date of the date of such extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.05(f), the representations and warranties contained in Section 3.04(a) shall be deemed to refer to the most recent statements furnished pursuant to clause (a) of Section 5.01. As a condition precedent to each such extension, the Borrower shall deliver to the Administrative Agent a certificate dated as of the date of such extension and signed by a Responsible Officer of the Borrower certifying as to compliance with this Section 2.05(f). Notwithstanding anything to the contrary contained herein, the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement any provision of this Agreement or any other Loan Document to give effect to the extension of the Maturity Date of the Extending Lenders in accordance with the terms of this Section 2.05.

(g) Effect of Maturity Date Extensions. If the Maturity Date in respect of any tranche of Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Commitments in respect of which the Maturity Date shall not have occurred are then in effect, (x) outstanding Loans shall be repaid pursuant to Section 2.10 on such Maturity Date in an amount sufficient to permit the reallocation of the LC Exposure relating to the outstanding Letters of Credit contemplated by clause (y) below and (y) such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Lenders to purchase participations therein and to make Loans and payments in respect thereof pursuant to Section 2.04(b)) under (and ratably participated in by Lenders pursuant to) the Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Commitments thereunder at such time (it being understood that (A) the participations therein of Lenders under the maturing tranche shall be correspondingly released and (B) no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), but without limiting the obligations with respect thereto, the Borrower shall 100% cash collateralize, back-stop with a satisfactory letter of credit issued by a financial institution satisfactory to the applicable Issuing Bank and the Administrative Agent or otherwise collateralize to the satisfaction of such Issuing Bank and the Administrative Agent the then undrawn and unexpired amount of any such Letter of Credit (without limiting the Borrowers’ obligations in respect of payments made by an Issuing Bank pursuant to a Letter of Credit).

SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof in the applicable currency by wire transfer of immediately available funds by 2:00 p.m., New York City time, in respect of Loans made in the Funding Office, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City or to such other account of the Borrower as may be agreed by the Borrower and the Administrative Agent, in each case designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(e) shall be remitted by the Administrative Agent to the relevant Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available in the applicable currency on such date in accordance with Section 2.06(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount in the applicable currency. In such event, if a Lender has not in fact made its share of the applicable Borrowing in the applicable currency available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in the applicable currency with interest thereon, for each day from and including the date such amount is made available to the Borrower in the applicable currency to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of (x) the Federal Funds Effective Rate from time to time in effect and (y) the rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including the Overnight Rate in the case of Loans denominated in a Foreign Currency) or (ii) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request (or as otherwise determined pursuant to the last paragraph of Section 2.03), as applicable. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, as applicable, in each case as provided in this Section 2.07. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.07, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile (or in any other manner approved pursuant to Section 9.01(b)) to the Administrative Agent of a written Interest Election Request in the form of Exhibit F hereto (except as otherwise agreed by the Administrative Agent and the Borrower) signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing, a Term Benchmark Borrowing or a SONIA Borrowing; and

(iv) if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request in respect of a Loan, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then at the end of such Interest Period, unless such Borrowing is repaid as provided herein, such Borrowing shall be automatically continued for an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, each Term Benchmark Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments under the Facility; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of Loans in accordance with Section 2.10, (A) any Lender’s Credit Exposure would exceed its Commitment or (B) the Total Credit Exposure would exceed the total Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under Section 2.08(b) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08 shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type and currency thereof, the Facility under which such Loan was borrowed and the Interest Period applicable thereto (if applicable), (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to Sections 2.09(b) or (c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit G hereto (except as otherwise agreed by the Administrative Agent and the Borrower) (each such promissory note, a “Note”). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 2.10(b).

(b) The Borrower shall notify the Administrative Agent by telephone (confirmed by electronic mail (or in any other manner provided for in Section 9.01(b))) of any prepayment hereunder and (i) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment, (ii) in the case of prepayment of a Term Benchmark Borrowing denominated in Dollars, not later than 1:00 p.m., New York City time, three (3) Business Days before the date of prepayment, (iii) in the case of prepayment of a SONIA Borrowing, not later than 1:00 p.m., London time, five (5) Business Days before the date of prepayment and (iv) in the case of prepayment of a Term Benchmark Borrowing denominated in Euros, not later than 1:00 p.m., London time, three (3) Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the Facility under which the prepayment is to be made and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Borrowing under the Facility, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing under the Facility shall be applied ratably to the Loans included in the prepaid Borrowing, except as provided in Section 2.20. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

(c) The Borrower shall prepay the outstanding principal amount of Loans on any date on which the Dollar Amount of all outstanding Loans and LC Exposure (after giving effect to any other repayments or prepayments on such day) exceeds the total Commitments then in effect (including in each case, without limitation, solely as a result of fluctuation in Exchange Rates), in the amount of such excess and in the applicable currency; provided, however, that if such excess is solely as a result of fluctuation in Exchange Rates, (i) the Borrower shall not be obligated to pay such amount until four (4) Business Days after notice from the Administrative Agent and (ii) the Borrower shall not be obligated to pay such amount unless such excess is greater than the Dollar Amount of an amount equal to 5% of the total Commitments. If, after giving effect to the prepayment of all outstanding Loans pursuant to this Section 2.10(c), the aggregate amount of LC Exposure exceeds the total Commitments then in effect, the Borrower shall cash collateralize LC Exposure by depositing, pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent, cash with the Administrative Agent in an amount equal to the difference between the amount of such LC Exposure and the total Commitments then in effect. The Administrative Agent shall establish in its name for the benefit of the Lenders a collateral account into which it shall deposit such cash to hold as collateral security for the LC Exposure.

SECTION 2.11. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the daily unused amount of the Commitment of such Lender during the period from and including the Effective

Date to but excluding the date on which such Commitment terminates. Commitment fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third (3rd) Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate. All commitment fees shall be computed on the basis of a year of 365 days (or 366 days, as the case may be) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Term Benchmark Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to the applicable Issuing Bank a fronting fee, which shall accrue at a rate per annum equal to 0.125% on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifteenth (15th) day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph (b) shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees, to the Lenders. Fees paid shall not be refundable under any circumstances other than any Administrative Agent fees which shall be refunded (on a prorated basis) if the Administrative Agent resigns for the relevant period following such resignation.

SECTION 2.12. Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate, plus the Applicable Rate applicable to such Loans.

(b) The Loans comprising each Term Benchmark Borrowing denominated in Dollars shall bear interest at the Adjusted Term SOFR Rate for the Interest Period in effect for such Borrowing, plus the Applicable Rate applicable to such Loans.

(c) The Loans comprising each Term Benchmark Borrowing denominated in Euros shall bear interest at the Adjusted EURIBOR Rate for the Interest Period in effect for such Borrowing, plus the Applicable Rate applicable to such Loans.

(d) The Loans comprising each SONIA Borrowing shall bear interest at the Daily Simple SONIA in effect for such Borrowing, plus the Applicable Rate applicable to such Loans.

(e) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.0%, plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs (a) through (d) of this Section 2.12 or (ii) in the case of any other amount, 2.0%, plus the rate applicable to ABR Loans in the case of amounts denominated in Dollars, Euros or Pounds Sterling as provided in Section 2.12(a).

(f) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to Section 2.12(g) shall be payable within two (2) Business Days after written demand by the Administrative Agent, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(g) All interest hereunder shall be computed on the basis of a year of 365 days (or 366 days, as the case may be), except that interest computed with respect to Term Benchmark Loans shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate or the Daily Simple SONIA, as applicable, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13. Inability to Determine Rates. With respect to any Term Benchmark Loan or SONIA Loan, subject to Section 2.21, if:

(a) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that:

(i) (A) if the Adjusted Term SOFR Rate or Adjusted EURIBOR Rate is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, “Adjusted Term SOFR Rate” or “Adjusted EURIBOR Rate” cannot be determined pursuant to the definition thereof on or prior to the first day of any Interest Period or (B) if the Daily Simple SONIA is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, the “Daily Simple SONIA” cannot be determined pursuant to the definition thereof; or

(ii) with respect to any such Loan denominated in a Foreign Currency, a fundamental change has occurred in the foreign exchange or interbank markets with respect to such Foreign Currency (including changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls); or

(b) with respect to any Term Benchmark Loan or any request therefor or a conversion thereto or a continuation thereof, the Required Lenders determine (which determination shall be conclusive and binding absent manifest error) that deposits in the applicable Agreed Currency are not being offered to banks in the applicable offshore interbank market for the applicable Agreed Currency, amount or Interest Period of such Term Benchmark Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent; or

(c) the Required Lenders determine that for any reason in connection with any request for such Loan or a conversion thereto or a continuation thereof that (i) if the Adjusted Term SOFR Rate or Adjusted EURIBOR Rate is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, the Adjusted Term SOFR Rate or Adjusted EURIBOR Rate, as applicable, does not adequately and fairly reflect the cost to such Lenders of making or maintaining, continuing or converting to such Loan during the applicable Interest Period or (ii) if the Daily Simple SONIA is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, the Daily Simple SONIA does not adequately and fairly reflect the cost to such Lenders of making or maintaining, continuing or converting to such Loans, and, in the case of clauses (i) or (ii), the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent will promptly so notify the Borrower and each applicable Lender. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make Term Benchmark Loans or SONIA Loans, as applicable, in each such Agreed Currency, and any right of the Borrower to convert any Loan in each such Agreed Currency (if applicable) to or continue any Loan as a Term Benchmark Loans or SONIA Loan, as applicable, in each such Agreed Currency, shall be suspended (to the extent of the affected Term Benchmark Loans or SONIA Loans or, in the case of Term Benchmark Loans, the affected Interest Periods) until the Administrative Agent (with respect to clauses (b) or (c), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans, or a SONIA Borrowing of, conversion to or continuation of SONIA Loans, in each case, in the applicable Agreed Currency and, failing that, (A) in the case of any request for any affected Term Benchmark Borrowing in Dollars, if applicable, the Borrower will be deemed to have converted any such request into a request for an ABR Borrowing or conversion to ABR Loans in the amount specified therein and (B) in the case of any request for any affected Term Benchmark Borrowing or SONIA Borrowing, in each case, in a Foreign Currency, if applicable, then such request shall be ineffective and (ii)(A) any outstanding affected Term Benchmark Loans denominated in Dollars, if applicable, will be deemed to have been converted into ABR Loans immediately and (B) any outstanding affected Term Benchmark Loans or SONIA Loans, in each case, denominated in a Foreign Currency, at the Borrower’s election, shall either (I) be converted into ABR Loans denominated in Dollars (in an amount equal to the equivalent thereof in Dollars of such Foreign Currency) immediately or, in the case of Term Benchmark Loans, at the end of the applicable Interest Period or (II) be prepaid in full immediately or, in the case of Term Benchmark Loans, at the end of the applicable Interest Period; provided that, with respect to any SONIA Loan, if no election is made by the Borrower by the date that is three (3) Business Days after receipt by the Borrower of such notice, the Borrower shall be deemed to have elected clause (I) above; provided, further, that, with respect to any Term Benchmark Loan, if no election is made by the Borrower by the earlier of (x) the date that is three (3) Business Days after receipt by the Borrower of such notice and (y) the last day of the current Interest Period for the applicable Term Benchmark Loan, the Borrower shall be deemed to have elected clause (I) above. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.15.

SECTION 2.14. Increased Costs. (a) If any Governmental Authority shall have in effect at any time during the term of this Agreement any reserve, liquid asset or similar requirement with respect to any category of deposits or liabilities customarily used to fund Term Benchmark Loans or SONIA Loans, as applicable, or by reference to which interest rates applicable to Term Benchmark Loans or

SONIA Loans, as applicable, are determined, and the result of such requirement shall be to increase the cost to any Lender of making or maintaining, continuing or converting to any Term Benchmark Loans or SONIA Loans, as applicable, and such Lender shall have requested, by notice to the Borrower and the Administrative Agent (which notice shall specify the Statutory Reserve Percentage applicable to such Lender), compensation under this paragraph (a), then the Borrower will pay to such Lender (until the earlier of the date such Lender shall advise the Borrower that such requirement is no longer in effect or the date such Lender shall withdraw such request) amounts sufficient to compensate such Lender for such additional costs of making or maintaining, continuing or converting to such Term Benchmark Loans or SONIA Loans, as applicable.

(b) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank (except to the extent covered by Section 2.14(a));

(ii) impose on any Lender or Issuing Bank, the London interbank market or any applicable market any other cost or expense condition affecting this Agreement, Term Benchmark Loans or SONIA Loans, as applicable, made by such Lender or any Letter of Credit or participation thereon; or

(iii) subject any Lender to any Tax (except for (1) Indemnified Taxes, (2) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (3) Other Connection Taxes imposed on net income, profits or revenue (including value-added or similar Taxes)) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or that are franchise Taxes or branch profits Taxes;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining, continuing or converting to any Term Benchmark Loan or SONIA Loan (or, in the case of Section 2.14(b)(iii), any Loan) or maintaining its obligation to make any such Loan or to increase the cost to such Lender or such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (including, without limitation, pursuant to any conversion of any Borrowing denominated in a Foreign Currency into a Borrowing denominated in any other Foreign Currency) or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(c) If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(d) A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in Sections 2.14(a), (b) or (c) shall be delivered to the Borrower and shall be conclusive and binding on all parties hereto absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(e) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section 2.14 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank notifies the Borrower in writing of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith) or (d) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 (except that a Defaulting Lender required to assign its Loans under Section 2.19(b) shall not be entitled to compensation under this Section 2.15 in connection with such assignment), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Term Benchmark Loan, as applicable, such loss, cost or expense to any Lender shall be an amount equal to the amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Term SOFR Rate or Adjusted EURIBOR Rate, as applicable, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, in the applicable currency of a comparable amount and period from other banks in the applicable market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

SECTION 2.16. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction or withholding for any Taxes; provided that, if any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to deduct or withhold Taxes, then (i) such Withholding Agent shall so deduct and withhold and shall pay the full amount of deducted or withheld Taxes to the relevant Governmental Authority in accordance with applicable law and (ii) if such Taxes are Indemnified Taxes or Other Taxes, the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including such deduction or withholding applicable to additional sums payable under this

Section 2.16) the Administrative Agent or each Lender (as the case may be) receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) The Borrower shall pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Without duplication of amounts payable under Sections 2.16(a) or (b), the Borrower shall indemnify the Administrative Agent and each Lender, within (ten) 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Administrative Agent and each Lender will promptly notify the Borrower of any event of which it has knowledge, which will entitle it to compensation pursuant to this Section 2.16. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent demonstrable error.

(d) Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for any Taxes (but, in the case of any Indemnified Taxes or Other Taxes, only to the extent that the Borrower has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrower to do so) attributable to such Lender and any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register, in either case, that are paid or payable by the Administrative Agent in connection with this Agreement and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.16, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) The Administrative Agent, each Lender and all recipients of payments to be made by or on account of any obligation of the Borrower hereunder that are entitled to an exemption from or reduction of withholding or backup withholding Tax with respect to any payments under this Agreement shall deliver to the Borrower and the Administrative Agent, on or prior to the Effective Date (or, as applicable, the date on which such Lender becomes a Lender under this Agreement) and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent or as otherwise prescribed by applicable law, such valid, properly completed and duly executed forms, certificates, and documentation (including, as applicable, the applicable U.S. Tax Compliance Certificate, IRS Form W-8ECI, W-8BEN, W-8BEN-E, W-8IMY, or IRS Form W-9) prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without or at a reduced rate of withholding. Any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to information reporting requirements. In addition, if a payment made to a Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Each Lender, the Administrative Agent and each recipient of payment agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect (including, for the avoidance of doubt, if the form is inaccurate because its payee status changes from beneficial owner to intermediary or vice versa), it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. Solely for purposes of this Section 2.16(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) If the Borrower determines in good faith that a reasonable basis exists for contesting any Indemnified Tax or Other Tax, the Administrative Agent and the relevant Lender, as applicable, shall reasonably cooperate with the Borrower in the Borrower’s challenging such Tax at the Borrower’s expense if requested by the Borrower (it being understood and agreed that none of the Administrative Agent or any of the Lenders shall have any obligation to contest, or any responsibility for contesting, any such Tax). If the Administrative Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.16 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(h) Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations hereunder.

(i) For purposes of this Section 2.16, the term “Lender” includes any Issuing Bank.

SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees or reimbursements of LC Disbursements, or of amounts payable under Sections 2.14, 2.15 or 2.16, or otherwise) prior to 2:00 p.m., New York City time, in respect of payments of principal or interest relating to Borrowings, or in respect of any fees payable under this Agreement on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at the Funding Office, in respect of payments of principal or interest relating to Borrowings, or in respect of payments of any fees under this Agreement, or such other office as may be designated by the Administrative Agent by written notice to the Borrower and the Lenders, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it to each Lender according to its ratable share (or other applicable share as provided herein) of such payments (or otherwise distribute such payments for the account of any other Person to the appropriate recipient) promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day (unless, in the case of a payment of interest on a Term Benchmark Loan, as applicable, such next succeeding Business Day would fall in the next calendar month, in which case such payment shall be due on the next preceding Business Day), and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars; provided that any payment of principal or interest of an ABR Loan, Term Benchmark Loan, or SONIA Loan, as applicable, shall be made in the currency in which the Loan is denominated.

(b) At any time that payments are not required to be applied in the manner required by Section 7.02, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender under the Facility receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender under the Facility, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders under the Facility to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of (a) the applicable Federal Funds Effective Rate from time to time in effect and (b) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including the Overnight Rate in the case of Loans denominated in Foreign Currency other than Dollars).

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.06(b) or 2.17(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections 2.06(b) and 2.17(d) until all such unsatisfied obligations are fully paid.

SECTION 2.18. Currency Equivalents.

(a) No later than 12:00 Noon, London time, on each Calculation Date with respect to Euros and Pounds Sterling, as applicable, the Administrative Agent shall determine the Exchange Rate as of such Calculation Date with respect to such Foreign Currency. The Exchange Rates so determined shall become effective on the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date and shall for all purposes of this Agreement (other than Section 9.16 and any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts from such Foreign Currency to Dollars. The Administrative Agent shall promptly notify the Borrower and the Lenders of each determination of an Exchange Rate hereunder.

(b) No later than 5:00 p.m., London time, with respect to Euros and Pounds Sterling, as applicable, on each Reset Date, the Administrative Agent shall determine the aggregate Dollar Amount of the Term Benchmark Loans denominated in Euros or SONIA Loans, as applicable, then outstanding.

(c) If after giving effect to any determination under Section 2.18(b) and, in each case, to any borrowings and prepayments or repayments of Loans occurring on the applicable Reset Date, (i) the aggregate outstanding Dollar Amount of Loans exceeds the total Commitments then in effect by 5% or more or (ii) the aggregate outstanding Dollar Amount of Loans exceeds the total Commitments then in effect for a period of ten (10) consecutive Business Days, the Borrower shall, within five (5) Business Days after receipt of notice thereof from the Administrative Agent setting forth such calculation in reasonable detail, prepay or cause to be prepaid outstanding Loans in the case of clauses (i) or (ii) above or take other action to the extent necessary to eliminate any such excess.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any Indemnified Taxes,

Other Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment. Each Lender will notify the Borrower promptly upon its determination that an event that is reasonably likely to result in the Borrower being required to pay any additional amount pursuant to Sections 2.14 or 2.16 has occurred, but failure of any Lender to provide such notice shall not affect such Lender’s rights or the Borrower’s obligations under such Sections 2.14 and 2.16.

(b) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any Indemnified Taxes, Other Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender becomes a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to one or more assignees (which may be one or more Lenders that have agreed to accept such assignment) that shall assume such obligations; provided that (i) other than in the case of a Defaulting Lender or a Non-Consenting Lender, the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Banks) to any Person that is not already a Lender, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c) Without limiting the provisions of Section 2.19(b), in the event of illegality resulting solely from a Lender’s own gross negligence as a result of which such Lender is unable to maintain its Commitments or make any Loans required to be made by it pursuant to this Agreement (any such Lender, a “Non-Funding Lender”), then such Non-Funding Lender shall use reasonable best efforts to find a replacement bank, financial institution, trust, fund or other entity (“Replacement Lender”) to assume such Non-Funding Lender’s obligations hereunder. Upon finding such Replacement Lender, and upon notice to the Borrower and the Administrative Agent, such Non-Funding Lender shall assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to such Replacement Lender, which shall assume such obligations.

SECTION 2.20. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender hereunder, then the following provisions shall apply for so long as such Defaulting Lender is a Defaulting Lender:

(a) commitment fees shall cease to accrue on the unused Commitments of such Defaulting Lender pursuant to Section 2.11;

(b) the Commitment and Credit Exposure of such Defaulting Lender shall be disregarded for purposes of any determination of whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02); provided that this clause (b) shall not apply in the case of any waiver, amendment or modification requiring the consent of all Lenders or each Lender affected thereby;

(c) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender) shall, in lieu of being distributed to such Defaulting Lender, be applied in the following order of priority: (i) to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent, (ii) to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder, (iii) to cash collateralize the Issuing Banks’ LC Exposure with respect to such Defaulting Lender in accordance with this Section 2.20, (iv) to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, (v) if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Banks’ future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section 2.20, (vi) to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Issuing Bank against such Defaulting Lender as a result of such Defaulting Lenders’ breach of its obligations under this Agreement, (vii) so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and any amounts remaining after application thereof by the Administrative Agent as specified in this paragraph (c) shall be distributed to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Article IV were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.20(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(d) if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Credit Exposure to exceed its Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.04(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.11(a) and (b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clauses (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks until and to the extent that such LC Exposure is reallocated and/or cash collateralized.

(e) so long as such Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(d), and LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(d)(i) (and such Defaulting Lender shall not participate therein)

(f) the Borrower may, upon notice to a Defaulting Lender and the Administrative Agent (which shall promptly notify the Lenders thereof), terminate the Commitments of such Defaulting Lender and in such event the provisions of Section 2.20(c) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) the Borrower may not terminate such Commitments if (A) an Event of Default has occurred or is continuing or (B) after giving effect to such termination, as applicable, (x) the Total Credit Exposure would exceed the total Commitments or (y) the total Loans would exceed the total Commitments and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender.

(g) In the event that the Administrative Agent, each Issuing Bank and the Borrower agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then, with the consent of the Borrower, the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders or take such other actions as the Administrative Agent shall determine to be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

The rights and remedies against a Defaulting Lender under this Section 2.20 are in addition to other rights and remedies that the Borrower may have against such Defaulting Lender.

SECTION 2.21. Benchmark Replacement Setting.

(a) Benchmark Replacement.

(i) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event with respect to any Benchmark, the Administrative Agent and the Borrower may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.21(a) will occur prior to the applicable Benchmark Transition Start Date.

(ii) No Swap Agreement shall constitute a “Loan Document” for purposes of this Section 2.21.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.21(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.21, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.21.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if any then-current Benchmark is a term rate (including Term SOFR or EURIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (i) the Borrower may revoke any pending request for Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans, or a SONIA Borrowing of, conversion to or continuation of SONIA Loans, in each case, to be made, converted or continued during any Benchmark Unavailability Period denominated in the applicable Agreed Currency and, failing that, (A) in the case of any request for any affected Term Benchmark Borrowing in Dollars, if applicable, the Borrower will be deemed to have converted any such request into a request for an ABR Borrowing or conversion to ABR Loans in the amount specified therein and (B) in the case of any request for any affected Term Benchmark Borrowing or SONIA Borrower, in each case, in a Foreign Currency, if applicable, then such request shall be ineffective and (ii)(A) any outstanding affected Term Benchmark Loans denominated in Dollars, if applicable, will be deemed to have been converted into ABR Loans immediately and (B) any outstanding affected Term Benchmark Loans or SONIA Loans, in each case, denominated in a Foreign Currency, at the Borrower’s election, shall either (I) be converted into ABR Loans denominated in Dollars (in an amount equal to the equivalent thereof in Dollars of such Foreign Currency) immediately or, in the case of Term Benchmark Loans, at the end of the applicable Interest Period or (II) be prepaid in full immediately or, in the case of Term Benchmark Loans, at the end of the applicable Interest Period; provided that with respect to any SONIA Loan, if no election is made by the Borrower by the date that is three (3) Business Days after receipt by the Borrower of such notice, the Borrower shall be deemed to have elected clause (I) above; provided, further that, with respect to any Term Benchmark Loan, if no election is made by the Borrower by the earlier of (x) the date that is three (3) Business Days after receipt by the Borrower of such notice and (y) the last day of the current Interest Period for the applicable Term Benchmark Loan, the Borrower shall be deemed to have elected clause (I) above. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.15. During a Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

SECTION 2.22. Illegality. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SONIA, Daily Simple SONIA, the EURIBOR Rate, the Adjusted EURIBOR Rate, the Term SOFR or the Adjusted Term SOFR Rate, or to determine or charge interest based upon SONIA, Daily Simple SONIA, the EURIBOR Rate, the Adjusted EURIBOR Rate, Term SOFR or the Adjusted Term SOFR Rate, or, with respect to any Term Benchmark Loan, any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, any applicable

Agreed Currency in the applicable offshore interbank market for the applicable Agreed Currency, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent) (an “Illegality Notice”), (a) any obligation of such Lender, having delivered an Illegality Notice to the Borrower, to make SONIA Loans or Term Benchmark Loans, as applicable, shall be suspended, and any such Loan shall be made as an ABR Loan denominated in Dollars (in an amount equal to the Dollar Amount of such Foreign Currency) and (b) if necessary to avoid such illegality, the Administrative Agent shall compute the ABR without reference to clause (c) of the definition of “Alternate Base Rate”, in each case until such affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from such affected Lender (with a copy to the Administrative Agent), prepay or, if applicable, (i) convert all Term Benchmark Loans of such Lender denominated in Dollars to ABR Loans or (ii) convert all SONIA Loans or Term Benchmark Loans of such Lender denominated in an affected Foreign Currency to ABR Loans denominated in Dollars (in an amount equal to the Dollar Amount of such Foreign Currency) (in each case, if necessary to avoid such illegality, the Administrative Agent shall compute the ABR without reference to clause (c) of the definition of “Alternate Base Rate”), (A) with respect to Term Benchmark Loans, on the Interest Payment Date therefor, if all affected Lenders may lawfully continue to maintain such Term Benchmark Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such Term Benchmark Loans to such day or (B) with respect to SONIA Loans, immediately. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.15.

Article III

Representations and Warranties

The Borrower represents and warrants to the Lenders as of the Effective Date and thereafter as of each date required by Section 4.02 that:

SECTION 3.01. Organization; Powers. Each of the Borrower and its Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except, in each case, where the failure to be so qualified and/or in good standing, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, and except where such failure to obtain or make such consent, approval, registration, filing or other action would not reasonably be expected to have a Material Adverse Effect, (b) will not violate any applicable material law or material regulation or any material order of any Governmental Authority, (c) will not violate the charter, by-laws or equivalent organizational documents of the Borrower or any of its Restricted

Subsidiaries that is a Significant Subsidiary, (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Restricted Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Restricted Subsidiaries, except where any such violations or defaults would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect and (e) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary.

SECTION 3.04. Financial Statements; Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2021, reported on by PricewaterhouseCoopers LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) On the Effective Date, (i) the sum of the fair value of the assets, at a fair valuation, of the Borrower and its Subsidiaries (taken as a whole) will exceed their respective debts, (ii) the sum of the present fair saleable value of the assets of the Borrower and its Subsidiaries (taken as a whole) will exceed their respective debts, (iii) the Borrower and its Subsidiaries (taken as a whole) have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond their ability to pay such debts as such debts mature and (iv) the Borrower and its Subsidiaries (taken as a whole) will have sufficient capital with which to conduct their respective businesses. For purposes of this Section 3.04(b), “debt” means any liability on a claim, and “claim” means right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances available at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(c) Since December 31, 2021, there has been no event, development or circumstance that has had or would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.05. Litigation and Environmental Matters. (a) Other than the Disclosed Matters, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Restricted Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b) Neither the Borrower nor any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability except, in each case, for the Disclosed Matters and with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Compliance with Laws and Agreements. Each of the Borrower and its Restricted Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except (a) in such instances where any alleged non-compliance is being contested in good faith by appropriate proceedings diligently conducted or (b) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.07. Investment Company Status. The Borrower is not an “investment company” as defined in the Investment Company Act of 1940.

SECTION 3.08. Taxes. Each of the Borrower and its Restricted Subsidiaries has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. If all of the Plans were terminated (disregarding any Plans with surpluses), the unfunded liabilities with respect to the Plans, individually or, in the event there is more than one Plan, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. Disclosure. (a) No written information furnished (other than projected financial information) by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) when taken as a whole and together with the Borrower’s filings with the SEC, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein taken as a whole, in the light of the circumstances under which they were made, not materially misleading; provided that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that the actual results may vary from the projected financial information).

(b) As of the Effective Date, to the knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.

SECTION 3.11. Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

SECTION 3.12. Use of Proceeds. The proceeds of the Loans and Letters of Credit shall be used for general corporate purposes or for any other purpose not prohibited by this Agreement; provided that the Borrower and its Restricted Subsidiaries shall not use, loan, contribute, or otherwise make such proceeds available, directly or knowingly indirectly, (i) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money, or anything else of value, to any

Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case, to the extent prohibited for a Person required to comply with Sanctions or (iii) in any other manner that would cause any party to this Agreement to be in violation of any Anti-Corruption Laws, any Anti-Money Laundering Laws or Sanctions.

SECTION 3.13. Anti-Corruption Laws. Since January 1, 2018, the Borrower has implemented, maintains in effect and enforces policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, and, to its knowledge, its employees, agents and Affiliates with Anti-Corruption Laws.

(a) The Borrower, its Subsidiaries and their respective directors, officers, and, to its knowledge, its employees, agents and Affiliates are in compliance with Anti-Corruption Laws and applicable Anti-Money Laundering Laws and have not engaged, since January 1, 2018, in (i) using any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) making or taking an unlawful act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government or regulatory official or employee, including of any government-owned or -controlled entity or of a public international organization, or any person acting for or on behalf of any of the foregoing, or any political party or party official or candidate for political office or (iii) making, offering, agreeing, requesting or taking an act in furtherance of any unlawful bribe or other unlawful benefit, including any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit, in each case of sub-clauses (i), (ii) and (iii) of this clause (a), in violation of the Anti-Corruption Laws.

SECTION 3.14. Sanctions. The Borrower has implemented, maintains in effect and enforces policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, and, to its knowledge, employees, agents or Affiliates with applicable Sanctions.

(a) None of the Borrower or any of its Subsidiaries or any of their respective directors, officers or, to its knowledge, employees, agents or Affiliates that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

(b) The Borrower, its Subsidiaries and their respective directors, officers, employees and, to its knowledge, agents and Affiliates are (i) in compliance with applicable Sanctions, (ii) not engaged in, directly or knowingly indirectly, any dealings or transactions with or benefitting any person or entity that at the time of the dealing or transaction is or was a Sanctioned Person or in, with, or benefiting any Sanctioned Country, in each case, to the extent prohibited for a Person required to comply with Sanctions at the time of the dealing or transaction and (iii) not the target of a governmental investigation relating to Sanctions nor have received notice of, or otherwise become aware of, any claim, action, suit, or proceeding, or investigation, or inquiry, formal or informal, against it with respect to Sanctions.

SECTION 3.15. Affected Financial Institutions. The Borrower is not an Affected Financial Institution.

SECTION 3.16. Plan Assets; Prohibited Transactions. The Borrower is not an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations). Neither the execution, delivery or performance of the transactions contemplated under this Agreement, including the making of any Loan hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or

Section 4975 of the Code, assuming no portion of the Loan is or will be funded (initially or through participation, assignment, transfer or securitization) with plan assets of any Benefit Plan.

SECTION 3.17. Employment and Labor Relations. As of the Effective Date, neither the Borrower nor any of its Restricted Subsidiaries is a party to any collective bargaining agreement or other labor contract applicable to the Borrower’s or any of its Restricted Subsidiaries’ employees other than in jurisdictions where regulations mandate employee participation in industrial collective bargaining agreements and works councils with certain consultation (including potential approval, co-determination and information) rights with respect to the relevant entity’s operations. As of the Effective Date, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (i) there are no strikes, slowdowns, lock-outs, work stoppages or, to the knowledge of any Responsible Officer of the Borrower, threatened in writing against the Borrower or any of its Restricted Subsidiaries, (ii) since January 1, 2020, the Borrower and its Restricted Subsidiaries have been in compliance with the US federal Fair Labor Standards Act of 1938, as amended, or any other applicable laws, regulations or legal requirements dealing with wage and hour matters with respect to the Borrower or any of its Restricted Subsidiaries and (iii) any individual who performs services for the Borrower or any of its Restricted Subsidiaries who is not treated as an employee of the Borrower or such Restricted Subsidiary for any purpose, including income tax, withholding and remittances purposes, has been properly classified as a non-employee contractor.

SECTION 3.18. Intellectual Property. Each of the Borrower and each of its Restricted Subsidiaries (i) owns or has the right to use all patents, trademarks, permits, domain names, service marks, trade names, copyrights, licenses, franchises, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases), formulas, and other intellectual property rights (collectively, “Intellectual Property”), and (ii) has obtained assignments of all leases, licenses and other rights of whatever nature, in each case that are reasonably necessary for the conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, and without any known conflict with the rights of others, except where the failure to own such Intellectual Property or obtain waivers of such conflicts would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Article IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the first date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)
The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include any Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
(b)
The Administrative Agent shall have received customary favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Loan Parties. The Borrower hereby requests such counsel to deliver such opinions.

(c)
The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of the Transactions and any other legal matters relating to the Loan Parties, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
(d)
The Administrative Agent shall have received a certificate, dated the Effective Date and signed by an Authorized Officer of the Borrower, certifying that, on and as of the Effective Date, (i) the representations and warranties contained in Article III and in each other Loan Document are true and correct in all material respects on and as of the Effective Date, except to the extent such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (ii) no Default or Event of Default exists, or would result from the Transactions or from the application of the proceeds thereof and (iii) compliance with Section 6.01 hereof.
(e)
The Administrative Agent, the Lenders and the Lead Arrangers shall have received all fees and other amounts due and payable on or prior to the Effective Date for which invoices have been presented at least one (1) Business Day prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable and documented out‑of‑pocket expenses required to be reimbursed or paid by the Borrower hereunder.
(f)
(i) The Borrower shall have paid in full all of its obligations under the Existing Credit Agreement, (ii) the Existing Credit Agreement (and the commitments thereunder) shall have terminated and be of no further force and effect, (iii) all guarantees and security interests granted in connection with the Existing Credit Agreement shall have been terminated and released (or arrangements reasonably satisfactory to the Administrative Agent shall have been made with respect to such termination and release) (each of the foregoing clauses (i), (ii) and (iii), collectively, the “Payoff”) and (iv) the Administrative Agent shall have received evidence satisfactory to it that the Payoff has occurred or shall occur substantially simultaneously with the Effective Date.
(g)
(i) The Administrative Agent shall have received all documentation and other information reasonably requested by the Administrative Agent or any Lender pursuant to applicable “know your customer” and Anti-Money Laundering Laws, including the Act; provided that such documentation has been requested at least five (5) Business Days prior to the Effective Date and (ii) each Lender that has reasonably requested a Beneficial Ownership Certification shall, to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, have received a Beneficial Ownership Certification (provided that upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).
(h)
The Administrative Agent shall have received the audited consolidated financial statements and unaudited interim financial statements of the Borrower for the three most recent fiscal years and the most recent interim period, as applicable, ended prior to the Effective Date as to which such financial statements are available, in each case, which will be deemed delivered to the Administrative Agent when filed by the Borrower with the SEC on Form 10-K or Form 10-Q, as applicable.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00

p.m., New York City time, on March 31, 2023 (and in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time). For purposes of determining compliance with the conditions specified in this Section 4.01, each of the Lenders and Issuing Banks party hereto as of the Effective Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to such party unless the Administrative Agent shall have received written notice from such party prior to the Effective Date specifying its objection thereto.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan under the Facility on the occasion of any Borrowing (other than any conversion to or continuation of any Loan), and of each Issuing Bank to issue, amend to increase the amount thereof, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)
The representations and warranties of the Borrower set forth in this Agreement (except the representations set forth in Sections 3.04(c) and 3.05) shall be true and correct in all material respects on and as of the date of such Borrowing; provided that any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (except the representations set forth in Sections 3.04(c) and 3.05) as so qualified on such respective dates.
(b)
At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing (other than any conversion or continuation of any Loan) and each issuance, amendment to increase the amount thereof, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Sections 4.02(a) and (b).

Notwithstanding the foregoing, these conditions shall not apply to any borrowing of an ABR Loan under the Facility in connection with the repayment of a Loan under Section 2.13.

Article V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, and all Letters of Credit shall have expired or terminated (other than those for which accommodations reasonably acceptable to the applicable Issuing Bank have been made) without any pending draw, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent:

(a) within ninety (90) days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b) within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations and stockholders’ equity as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Authorized Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clauses (a) or (b) above, a certificate of an Authorized Officer of the Borrower, substantially in the form of Exhibit B hereto (or such other form as may be reasonably acceptable to the Administrative Agent), (x) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (y) setting forth reasonably detailed information demonstrating compliance with Section 6.01; and

(d) within a reasonable time following any reasonable written request therefor by the Administrative Agent or any Lender, (x) such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary, or compliance with the terms of this Agreement and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and Anti-Money Laundering Laws, including the Act and the Beneficial Ownership Regulation. Notwithstanding the foregoing, neither the Borrower nor any Subsidiary shall be required to disclose or permit inspection or discussion of, any document, information or other matter (i) that constitutes non-registered intellectual property, trade secrets, proprietary information, or strategy level detail with respect to operational performance (except insofar as it relates to determining compliance by the Borrower or any Subsidiary with the requirements of this Agreement), (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

Subject to the next succeeding sentence, information delivered pursuant to this Section 5.01 to the Administrative Agent shall promptly be made available by the Administrative Agent to the Lenders by posting such information on the DebtDomain website on the Internet at http://www.debtdomain.com. Information delivered pursuant to this Section 5.01 may also be delivered by electronic communication pursuant to procedures approved by the Administrative Agent pursuant to Section 9.01(b) hereto. Notwithstanding anything herein to the contrary, financial information required to be delivered pursuant to Sections 5.01(a) and (b) (in each case, solely to the extent such financial information is included in materials filed with the SEC) shall be deemed to have been delivered to the Administrative Agent on the date on which such information is available via the EDGAR system of the SEC on the Internet; provided that, in each case, the Borrower shall (i) to the extent such information required to be provided under Section 5.01(a) is not included in materials filed with the SEC, separately deliver to the Administrative Agent an audit report and the opinion of PricewaterhouseCoopers LLP or other independent certified public accountants of national recognized standing satisfying the requirements set forth in Section 5.01(a) if such information is not available via the EDGAR system of the SEC on the Internet, promptly deliver email copies of any such documents to the Administrative Agent if the Administrative Agent or any Lender requests the Borrower to furnish such copies until written notice to cease delivering such copies is given by the Administrative Agent

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent prompt written notice of the following, upon becoming aware of such event:

(a) the occurrence of any Default;

(b) the occurrence of any event, development or circumstance that has had or would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;

(c) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Restricted Subsidiary as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, that would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect; and

(d) any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in change to the list of beneficial owners identified in such certification.

Each notice delivered under this Section 5.02 (other than in the case of clause (d)) shall be accompanied by a statement of an Authorized Officer or other representative of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. The Administrative Agent shall promptly deliver such notice to the Lenders.

SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence (other than with respect to the maintenance of the existence of the Borrower) and, in its commercially reasonable business judgment, the rights, licenses, permits, privileges and franchises material to the conduct of its business on a consolidated basis except to the extent that failure to do so would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Restricted Subsidiaries to, pay its obligations (other than in respect of any Indebtedness), including Tax liabilities, that, if not paid, would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Restricted Subsidiaries to, (a) keep and maintain all tangible property material to the conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear excepted except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect and (b) maintain insurance (including self-insurance) as the Borrower believes (in its good faith judgment) to be reasonable and prudent.

SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account sufficient to permit the preparation of consolidated financial statements in accordance with GAAP. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives reasonably acceptable to the Borrower designated by the Administrative Agent or any Lender, upon reasonable prior notice, at their own expense (unless a Default has occurred and is continuing) to visit and inspect its properties during normal business hours, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times not to exceed, for all such designated representatives collectively, one time in any fiscal year (with visits by designated representatives of the Lenders to be coordinated through the Administrative Agent) (provided that such limitation shall not apply at any time a Default has occurred and is continuing).

SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except (a) in such instances where any alleged non-compliance is being contested in good faith by appropriate proceedings or (b) where the failure to do so would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

SECTION 5.08. Anti-Corruption Laws and Sanctions. The Borrower will maintain in effect and enforce policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, and, to its knowledge, its employees, agents and Affiliates with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.09. Further Assurances.

(a) If (I)(A) the Borrower or any Loan Party establishes, creates or acquires after the Effective Date any direct wholly-owned Domestic Subsidiary (or any existing wholly-owned Domestic Subsidiary becomes a direct wholly-owned Domestic Subsidiary of the Borrower) other than an Excluded Subsidiary or (B) any direct wholly-owned Domestic Subsidiary ceases to be an Excluded Subsidiary or (II) any direct wholly-owned Domestic Subsidiary (other than an Excluded Subsidiary) becomes a guarantor with respect to any Specified Borrower Indebtedness, then (x) with respect to the foregoing clause (I), the Borrower will promptly notify the Administrative Agent of such occurrence and within sixty (60) days (as such date may be extended from time to time by the Administrative Agent in its sole discretion) after such date or (y) with respect to the foregoing clause (II), on such date on which such direct wholly-owned Domestic Subsidiary becomes a guarantor with respect to such Specified Borrower Indebtedness, in each case, such wholly-owned Domestic Subsidiary shall (i) become party to the Guarantee Agreement, by executing and delivering to the Administrative Agent a counterpart of the Guarantee Agreement or a counterpart of a Joinder Agreement (as defined in the Guarantee Agreement) (or other applicable joinder agreement reasonably satisfactory to the Administrative Agent and the Borrower), as applicable and (ii) execute and deliver, or cause to be executed and delivered, all other relevant documentation of the type described in Sections 4.01(b) and (c) with respect to such direct wholly-owned Domestic Subsidiary.

(b) If, as of the last day of any fiscal quarter of the Borrower, the aggregate consolidated total assets (excluding intercompany assets) of all Immaterial Subsidiaries (which for purposes of this Section 5.09(b) does not include any Excluded Subsidiaries that are not Immaterial Subsidiaries) exceeds 12.5% of Consolidated Total Assets (as set forth in the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries delivered to the Lenders pursuant to this Agreement and computed in accordance with GAAP) or the aggregate consolidated total revenues of all Immaterial Subsidiaries exceeds 12.5% of the consolidated total revenues of the Borrower and its Consolidated Subsidiaries (as set forth in the most recent income statement of the Borrower and its Consolidated Subsidiaries delivered to the Lenders pursuant to this Agreement and computed in accordance with GAAP) then, within ninety (90) days after the end of any such fiscal quarter (or, if such fiscal quarter is the fourth fiscal quarter of the Borrower, within one hundred and twenty (120) days thereafter) (as either such date may be extended by the Administrative Agent in its reasonable discretion)), the Borrower shall cause one or more Immaterial Subsidiaries to take the actions specified in

Section 5.09(a)(i) and (ii) above; provided, however, such actions shall only be required to the extent that, after giving effect to such actions, the aggregate consolidated total assets (excluding intercompany assets) of all Immaterial Subsidiaries do not exceed 12.5% of Consolidated Total Assets and the aggregate consolidated total revenues of all Immaterial Subsidiaries do not exceed 12.5% of consolidated total revenues of the Borrower and its Consolidated Subsidiaries (as set forth in the most recent income statement of the Borrower and its Consolidated Subsidiaries delivered to the Lenders pursuant to this Agreement and computed in accordance with GAAP).

SECTION 5.10. ERISA.

(a) The Borrower will deliver to the Administrative Agent (in sufficient copies for all Lenders, if the Administrative Agent so requests):

(i) promptly and in any event within fifteen (15) days after receiving a request from the Administrative Agent a copy of the most recent IRS Form 5500 (including the Schedule B) with respect to a Plan;

(ii) promptly and in any event within thirty (30)days after any Responsible Officer of the Borrower knows that any ERISA Event has occurred that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, a certificate of an Authorized Officer of the Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by any Loan Party, any Subsidiary of the Borrower or, to the Borrower’s knowledge, any ERISA Affiliate from the PBGC or any other governmental agency with respect thereto; provided that in the case of such ERISA Events under paragraphs (b), (c) and (d) of the definition thereof, the 30-day notice period set forth above shall be a 10-day period, and, in the case of such ERISA Events under paragraphs (g) and (i) of the definition thereof, in no event shall notice be given later than ten (10) days after the occurrence of any such ERISA Event; and

(iii) promptly, and in any event within thirty (30) days, after a Responsible Officer of the Borrower, becomes aware that there has been (A) an increase in the unfunded liabilities with respect any Plan (taking into account only Plans with positive unfunded liabilities) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (B) an increase since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, in potential withdrawal liability under Section 4201 of ERISA, if the Loan Parties, the Subsidiaries of the Borrower and the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (C) that any contribution required to be made with respect to a Foreign Pension Plan has not been timely made, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or (D) the adoption of any amendment to a Plan which results in an increase in contribution obligations of any Loan Party or any Subsidiary that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, a detailed written description thereof from an Authorized Officer of the Borrower.

(b) The Borrower and each of its applicable Subsidiaries shall ensure that all Foreign Pension Plans administered by it obtains or retains (as applicable) registered or tax-qualified, as applicable, status under and as required by applicable law and is administered in a timely manner in all respects in compliance with all applicable laws and the terms of each relevant Foreign Pension Plans, except where the failure to do any of the foregoing, either individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Effect.

SECTION 5.11. Use of Proceeds. The Borrower will use the proceeds of the Loans and Letters of Credit only as provided in Section 3.12.

Article VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated (other than those for which accommodations acceptable to the applicable Issuing Bank have been made), in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Minimum Liquidity. The Borrower will not at any time permit the Consolidated Liquidity to be less than $1,000,000,000.

SECTION 6.02. Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary (other than the proceeds and products thereof and accessions and improvements thereto) and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof except by the amount of any accrued interest, premiums or fees payable by the Borrower or such Restricted Subsidiary in respect of such obligations;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary (other than the proceeds and products thereof and accessions and improvements thereto) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof except by the amount of any accrued interest, premiums or fees payable by the Borrower or such Restricted Subsidiary in respect of such obligations;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Restricted Subsidiary; provided that (i) such security interests and the Indebtedness secured thereby are incurred prior to or within 365 days after such acquisition or the completion of such construction or improvement and (ii) such security interests shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary (other than the proceeds and products thereof and accessions and improvements thereto, except that individual financings provided by a Person or its Affiliates may be cross collateralized to other financings provided by such Person or its Affiliates; provided that such other financings shall (i) have a similar purpose to such individual financing and (ii) be part of a series of financings related to such individual financing);

(e) Liens securing obligations of the Specified Tesla Subsidiaries;

(f) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by the Borrower or any of its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks or other financial institutions with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements;

(g) Liens granted in the ordinary course of business on insurance policies, proceeds thereof and the unearned portion of insurance premiums with respect thereto securing the financing of the unpaid cost of the insurance policies;

(h) customary Liens granted in favor of a trustee pursuant to an indenture relating to Indebtedness not prohibited by this Agreement to the extent such Liens (i) secure only customary compensation, indemnification and reimbursement obligations owing to such trustee under such indenture and any agreements entered into by such trustee (as trustee or collateral agent) in connection therewith and (ii) are limited to the cash or other collateral held by such trustee (excluding cash held in trust for the payment of such Indebtedness);

(i) customary Liens securing repurchase obligations in the ordinary course of business;

(j) Liens on Used Motor Vehicles and related assets (such as proceeds and documents of title in respect thereof, that in the reasonable opinion of the Borrower are customary for financing transactions related to such assets), in each case securing Indebtedness permitted by Section 6.08(k);

(k) Liens of the purchaser or any of its Affiliates on Environmental Attributes and their related intangible rights in connection with the sale of such Environmental Attributes;

(l) Liens securing Indebtedness permitted under Section 6.08(l); provided that such Lien extends only to the real property, and any buildings, structures, parking areas, fixtures or other improvements thereon and other property of the type customarily described in a mortgage or deed of trust, comprising the Manufacturing Facility constructed, improved or repaired with the proceeds of such Indebtedness and, if applicable, the Equity Interests in the Restricted Subsidiary that has title to the financed Manufacturing Facility and whose assets consist solely of such related assets;

(m) Liens on Rental Account Assets and related assets;

(n) Liens on Used Motor Vehicles and related assets (such as proceeds and documents of title in respect thereof, that in the reasonable opinion of the Borrower are customary for financing transactions related to such assets);

(o) Liens on assets owned by a Securitization Subsidiary which is a Restricted Subsidiary granted in connection with a Securitization Transaction; and

(p) other Liens securing obligations of the Borrower and the Restricted Subsidiaries that do not in the aggregate at any time exceed 7.5% of Consolidated Net Tangible Assets.

SECTION 6.03. Fundamental Changes. The Borrower will not, and will not permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, license, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Restricted Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Restricted Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person (other than the Borrower) may merge into any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary, (iii) any Restricted Subsidiary may sell, transfer, license, lease or otherwise dispose of its assets to the Borrower or to another Restricted Subsidiary, (iv) any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (v) any Restricted Subsidiary may be sold or otherwise disposed of, and any Restricted Subsidiary may merge or consolidate with any other Person or sell, lease, license or otherwise dispose of, all or substantially all of its assets so long as, in each case, such sales, transfers, licenses, leases or disposals, in the aggregate, do not constitute all or substantially all of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole and (vi) the Borrower or any Restricted Subsidiary may sell, transfer, license, lease or otherwise dispose of its assets to a Securitization Subsidiary in connection with a Securitization Transaction so long as such sales, transfers, licenses, leases or disposals, in the aggregate, do not constitute all or substantially all of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole. Notwithstanding anything to the contrary in this Agreement, the Borrower shall not reorganize under the laws of any jurisdiction other than a state of the United States of America.

SECTION 6.04. Clauses Restricting Subsidiary Distributions. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Borrower to (a) make Restricted Payments in respect of any capital stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Restricted Subsidiary of the Borrower, other than subordination of Indebtedness or subrogation rights in connection with permitted guaranties, (b) make loans or advances to, or other investments in, the Borrower or any other Restricted Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Restricted Subsidiary of the Borrower, except for such encumbrances or restrictions (x) entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business which the Borrower has reasonably determined in good faith will not materially impair the Borrower’s ability to make payments under this Agreement when due (including on the Maturity Date) or (y) existing under or by reason of:

(i) any restrictions with respect to a Restricted Subsidiary or its assets imposed pursuant to an agreement that has been entered into in connection with the disposition of capital stock or assets of such Subsidiary;

(ii) any restrictions, limitations, conditions and prohibitions under or imposed by any indenture, agreement, instrument or other contractual arrangement in effect on the Effective Date (including this Agreement) and any similar indentures, agreements or instruments to the extent such restrictions, limitations, conditions and prohibitions are customary or reasonable or otherwise no more restrictive, taken as a whole, than those set forth in such existing indentures, agreements or instruments (including this Agreement), in each case as reasonably determined by the Borrower;

(iii) any agreements governing any purchase money Liens, Capital Lease Obligations or other Liens otherwise permitted hereby to the extent any prohibition or limitation restricts Liens on the assets subject to such Lien;

(iv) any prohibitions or conditions under applicable law, rule or regulation or contained in any Loan Document;

(v) customary provisions restricting assignment of any licensing agreement (in which the Borrower or any of its Restricted Subsidiaries is the licensee) or any other contract entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(vi) any agreement in effect at the time a Person becomes a Restricted Subsidiary of the Borrower, so long as such agreement was not entered into in connection with or in contemplation of such Person becoming a Subsidiary of the Borrower;

(vii) any provisions restricting assignment of any agreement entered into by a Restricted Subsidiary in the ordinary course of business and consistent with past practices;

(viii) any provisions restricting subletting or assignment of any lease governing a leasehold interest of a Restricted Subsidiary entered into in the ordinary course of business and consistent with past practices;

(ix) customary provisions in partnership agreements, limited liability company governance documents, joint venture agreements and other similar agreements that restrict the transfer of assets of, or ownership interests in, the relevant partnership, limited liability company, joint venture or similar Person;

(x) provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Equity Interests of a Person other than on a pro rata basis;

(xi) encumbrances or restrictions on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;

(xii) customary net worth or similar financial maintenance provisions contained in real property leases entered into by any Restricted Subsidiary;

(xiii) arrangements with any Governmental Authority imposed on any Foreign Subsidiary in connection with governmental grants, financial aid, tax holidays or similar benefits;

(xiv) customary restrictions created in connection with any Securitization Transaction; or

(xv) customary restrictions, limitations, conditions or prohibitions applicable to the Specified Tesla Subsidiaries.

SECTION 6.05. Lines of Business. The Borrower and the Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and the Restricted Subsidiaries, taken as a whole, on the Effective Date and other business activities which are extensions thereof or otherwise incidental, synergistic, reasonably related, or ancillary to any of the foregoing (and non-core incidental businesses acquired in connection with any acquisition).

SECTION 6.06. Transactions with Affiliates. (a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any material property or material assets to, or purchase, lease or otherwise acquire any material property or material assets from, or otherwise engage in any other material transactions with, any of its Affiliates (other than the Borrower or any other Restricted Subsidiary to the extent such transaction does not otherwise involve any other Affiliate), unless such transaction is (x) upon fair and reasonable terms no less favorable in all material respects to the Borrower or the relevant Restricted Subsidiary, as applicable, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate or (y) otherwise expressly permitted hereunder (including Standard Securitization Undertakings); provided that nothing in this Section 6.06 prohibit: (i) any Affiliate who is an individual from serving as a director, officer or employee of the Borrower or any of its Restricted Subsidiaries and receiving reasonable compensation for his or her services in such capacity; (ii) so long as the Borrower is publicly held, any transaction that is approved in accordance with the then-applicable related party transaction (or similar) policy of the Borrower, (iii) the issuance of common stock and the making of any Restricted Payment in the ordinary course of business or (iv) the payment of customary fees, indemnities and reimbursements paid to officers and directors of the Borrower and its Restricted Subsidiaries.

(b) The Borrower shall not, and shall not permit any Restricted Subsidiary that is not a Specified Tesla Subsidiary to, sell, transfer, license, lease or otherwise dispose of any of its material assets or material property to a Specified Tesla Subsidiary unless such sale, transfer, license, lease or other disposition is made for bona fide business purposes related to the business of the applicable Specified Tesla Subsidiary.

SECTION 6.07. Use of Proceeds. The Borrower will not, and will not permit any of its Subsidiaries to, use directly or indirectly the proceeds of any Loan or Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary or any other Person (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in material violation of any applicable Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (c) in any other manner that would result in a violation of any Anti-Corruption Laws, any Anti-Money Laundering Laws or applicable Sanctions by any party to this Agreement.

SECTION 6.08. Subsidiary Indebtedness. The Borrower will not permit any of its Restricted Subsidiaries to directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness existing on the date hereof and set forth in Schedule 6.08 and amendments, extensions, renewals, refinancings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (except by the amount of any accrued interest and premiums with respect to such Indebtedness and transaction fees, costs and expenses in connection with such extension, renewal or replacement thereof);

(b) Indebtedness of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary;

(c) Guarantees by any Restricted Subsidiary of Indebtedness of any other Restricted Subsidiary;

(d) Capital Lease Obligations and other Indebtedness incurred to finance the purchase price or improvement cost incurred or assumed in connection with the acquisition, construction or improvement of fixed capital or capital assets and any amendments, extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (except by the amount of any accrued interest and premiums with respect to such Indebtedness and transaction fees, costs and expenses in connection with such extension, renewal or replacement thereof);

(e) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees, standby and documentary letters of credit and similar obligations, in each case provided in the ordinary course of business;

(f) Indebtedness assumed in connection with an acquisition of the equity interests or the assets of any Person; provided that such Indebtedness (i) exists at the time of the acquisition of such equity interests or assets and (ii) is not created in contemplation of or in connection with the acquisition of such equity interests or assets;

(g) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(h) Indebtedness owed in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds; provided that such Indebtedness shall be repaid in full within ten Business Days of the incurrence thereof;

(i) Indebtedness in respect of non-speculative Swap Agreements relating to the business or operations of such Subsidiary;

(j) Indebtedness of any Restricted Subsidiary as an account party in respect of letters of credit or letters of guarantee in the ordinary course of business;

(k) Indebtedness of any Restricted Subsidiaries secured by a Lien on Used Motor Vehicles and related assets; provided that such Indebtedness shall not be secured by any assets other than Used Motor Vehicles and other related assets, such as proceeds therefrom and documents of title in respect thereof, that in the reasonable opinion of the Borrower are customary for financing transactions related to such assets; provided, further, that the aggregate principal amount of Indebtedness outstanding at any time pursuant to this clause (l) shall not exceed $300,000,000;

(l) Indebtedness of any Restricted Subsidiary incurred to provide all or a portion of, or to reimburse any Restricted Subsidiary for expenditures relating to, the cost of construction, repair or improvement of any Manufacturing Facility, including a long-term financing of any Manufacturing Facility;

(m) Indebtedness of any direct or indirect subsidiary of TEO that is (i) a renewal, extension, exchange, replacement or refinancing of Indebtedness outstanding on the Effective Date (plus the sum of (1) accrued and unpaid interest thereon, (2) any prepayment or exchange premium and (3) customary premium, fees and expenses relating to such renewal, extension, exchange, replacement, refinancing or issuance) or (ii) incurred by any special purpose subsidiary of TEO so long as there shall be no recourse to, or obligation of (whether direct, by guarantee or otherwise), the Borrower or any of its Subsidiaries (other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with such Indebtedness that in the reasonable opinion of the Borrower are customary for such transactions);

(n) Indebtedness of the Specified Tesla Subsidiaries; and

(o) other Indebtedness in an aggregate principal amount not to exceed at any time outstanding 7.5% of Consolidated Net Tangible Assets.

Article VII

Events of Default

SECTION 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 7.01) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), Section 5.03 (with respect to the Borrower’s existence) or in Article VI;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clauses (a), (b) or (d) of this Section 7.01), and such failure shall continue unremedied for a period of thirty (30) days after the receipt of written notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any of the Restricted Subsidiaries that are Significant Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace period or waiver;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity; provided that this clause (g) shall not apply to (A) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (B) any conversion, repurchase or redemption of any Material Indebtedness scheduled by the terms thereof to occur on a particular date and not subject to any contingent event or condition related to the creditworthiness, financial performance or financial condition of the Borrower or any Restricted Subsidiary that is a Significant Subsidiary or (C) any repurchase or redemption of any Material Indebtedness pursuant to any put option exercised by the holder of such Material Indebtedness; provided that such put option is exercisable at times specified in the terms of the Material Indebtedness and not as a result of any contingent event or condition related to the creditworthiness, financial performance or financial condition of the Borrower or the applicable Restricted Subsidiaries that are Significant Subsidiaries or a Change in Control;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Restricted Subsidiary that is a Significant Subsidiary, or its debts, or of all or substantially all of its assets (or, in the case of the Borrower, a substantial part of its assets), under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary that is a Significant Subsidiary or for all or substantially all of its assets (or, in the case of the Borrower, a substantial part of its assets), and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Restricted Subsidiary that is a Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary that is a Significant Subsidiary, or for all or substantially all of its assets (or, in the case of the Borrower, a substantial part of its assets), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of directly effecting any of the foregoing;

(j) the Borrower or any Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; provided that this clause (j) shall not apply to Indebtedness that in the aggregate does not constitute Material Indebtedness;

(k) one or more final, non-appealable unsatisfied judgments for the payment of money in an aggregate amount in excess of $350,000,000 (or, if denominated in another currency, the equivalent thereof in Dollars) not covered by insurance by a financially solvent insurance company that has not denied coverage shall be rendered against the Borrower, any Significant Subsidiary or any combination thereof and the same shall remain unpaid or undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, vacated or bonded pending appeal (it being understood that, notwithstanding the definition of “Default”, no “Default” shall be triggered solely by the rendering of such judgment or judgments prior to the commencement of enforcement proceedings or the lapse of such sixty (60) consecutive day period so long as such judgments are capable of satisfaction by payment at any time);

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, results in a Material Adverse Effect;

(m) a Change in Control shall occur; or

(n) the Guarantee Agreement (or the Guarantees thereunder), once executed, shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert (excluding release of any Guarantor from its guarantee in accordance with the Loan Documents);

then, and in every such event (other than an event with respect to the Borrower described in clauses (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may with the consent of the Required Lenders, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) require that the Borrower provide cash collateral as required in Section 2.06(j) and (iv) exercise on behalf of itself, the Lenders and the Issuing Banks all rights and remedies available to it, the Lenders and the Issuing Banks under the Loan Documents and applicable law; and in case of any event with respect to the Borrower described in clauses (h) or (i) of this

Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, and the obligation of the Borrower to cash collateralize the LC Exposure as provided in clause (iii) above shall automatically become effective, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 7.02. Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Borrower or the Required Lenders, all payments received on account of the Obligations shall, subject to Section 2.20, be applied by the Administrative Agent as follows:

(i) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent (including fees and disbursements and other charges of counsel to the Administrative Agent payable under Section 9.03 and amounts pursuant to Section 2.11(c) payable to the Administrative Agent in its capacity as such);

(ii) second, to payment of that portion of the Obligations constituting fees, expenses, indemnities and other amounts (other than principal, reimbursement obligations in respect of LC Disbursements, interest and Letter of Credit fees) payable to the Lenders and the Issuing Banks (including fees and disbursements and other charges of counsel to the Lenders and the Issuing Banks payable under Section 9.03) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(iii) third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and charges and interest on the Loans and unreimbursed LC Disbursements, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (iii) payable to them;

(iv) fourth, (A) to payment of that portion of the Obligations constituting unpaid principal of the Loans and unreimbursed LC Disbursements and (B) to cash collateralize that portion of LC Exposure comprising the undrawn amount of Letters of Credit to the extent not otherwise cash collateralized by the Borrower pursuant to Section 2.04 or Section 2.20, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (iv) payable to them; provided that (x) any such amounts applied pursuant to sub-clause (B) above shall be paid to the Administrative Agent for the ratable account of the applicable Issuing Banks to cash collateralize Obligations in respect of Letters of Credit, (y) subject to Section 2.04 or Section 2.20, amounts used to cash collateralize the aggregate amount of Letters of Credit pursuant to this clause (iv) shall be used to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit (without any pending drawings), the pro rata share of cash collateral shall be distributed to the other Obligations, if any, in the order set forth in this Section 7.02;

(v) fifth, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent, the Lenders and the Issuing Banks based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(vi) finally, the balance, if any, after all Obligations have been paid in full, to the Borrower or as otherwise required by law.

If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired (without any pending drawings), such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Article VIII

The Administrative Agent

SECTION 8.01. Authorization and Action. Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or as an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

SECTION 8.02. Administrative Agent’s Reliance; Limitation of Liability, Etc. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02 and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02, or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 8.03. Successor Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 8.03, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint from among the Lenders a successor reasonably acceptable to the Borrower (except that the Borrower’s consent shall not be required if an Event of Default has occurred and is continuing). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (the “Resignation Effective Date”), then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent reasonably acceptable to the Borrower (except that the Borrower’s consent shall not be required if an Event of Default has occurred and is continuing) which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (e) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender or a Disqualified Institution. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender or each Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article VIII and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

SECTION 8.04. Acknowledgements of Lenders and Issuing Banks. Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or Issuing Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or Issuing Bank and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

SECTION 8.05. Certain ERISA Matters. Each Lender and each Issuing Bank (x) represents and warrants, as of the date such Person became a Lender or an Issuing Bank party hereto, to and (y) covenants, from the date such Person became a Lender or an Issuing Bank party hereto to the date such Person ceases being a Lender or an Issuing Bank party hereto, for the benefit of, the Administrative Agent, and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Lender or such Issuing Bank is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s or such Issuing Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender or such Issuing Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender or such Issuing Bank to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender or such Issuing Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s or such Issuing Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender or such Issuing Bank.

In addition, unless sub-clause (i) in the immediately preceding paragraph is true with respect to a Lender or an Issuing Bank or such Lender or such Issuing Bank has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding paragraph, such Lender or such Issuing Bank further (x) represents and warrants, as of the date such Person became a Lender or an Issuing Bank party hereto, to and (y) covenants, from the date such Person became a Lender or an Issuing Bank party hereto to the date such Person ceases being a Lender or an Issuing Bank party hereto, for the benefit of, the Administrative Agent, and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent, or any Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender or such Issuing Bank (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement or any documents related to hereto or thereto).

SECTION 8.06. No Fiduciary Duty. The Administrative Agent, and each Lead Arranger hereby informs the Lenders and the Issuing Banks that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or such Issuing Bank or (iii) may receive fees or other payments in connection with the transactions contemplated hereby or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 8.07. Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Lender, Issuing Bank or any Person who has received funds on behalf of a Lender or Issuing Bank (any such Lender, Issuing Bank or other recipient, and each of their respective successors and assigns, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 8.07 and held in trust for the benefit of the Administrative Agent, and such Lender or Issuing Bank shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting the immediately preceding clause (a), each Payment Recipient (and each of their respective successors and assigns) agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender or Issuing Bank shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.07(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 8.07(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 8.07(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender or Issuing Bank hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Issuing Bank under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Issuing Bank under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under the immediately preceding clause (a).

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants)

with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(e) Subject to Section 9.04 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(f) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Issuing Bank, to the rights and interests of such Lender or Issuing Bank, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that for the immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment. Notwithstanding anything to the contrary set forth herein, this Section 8.07 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent.

(g) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(h) Each party’s obligations, agreements and waivers under this Section 8.07 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Article IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic mail (or in any other manner approved pursuant to Section 9.01(b)), as follows:

(i) if to the Borrower, to 1 Tesla Road, Austin, TX 78725, Attention: General Counsel, with a copy to 3500 Deer Creek Road, Palo Alto, CA 94304, Attention: Legal, Finance, with a copy to the electronic mail address of the Borrower on file with the Administrative Agent;

with a copy (which shall not constitute notice to any Loan Party) to Skadden, Arps, Slate Meagher & Flom LLP, One Manhattan West, New York, New York 10010, Attention: Steven Messina; Email: steven.messina@skadden.com; Fax: 917-777-3509;

(ii) if to the Administrative Agent, to Citibank Delaware at One Penn’s Way, OPS II, New Castle, DE 19720, Attn: Agency Operations, Phone: (302) 894-6010, Fax: (646) 274-5080, Borrower inquiries only: AgencyABTFSupport@citi.com, Borrower notifications: GlAgentOfficeOps@Citi.com; and

(iii) if to an Issuing Bank, to it at its address (or facsimile number) on file with the Administrative Agent; and

(iv) if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or (other than service of process) furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to service of process or to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All notices concerning Borrowings in the Funding Office or any matter arising in connection therewith will be required to be given at the address set forth in Section 9.01(a)(ii) (in each case, subject to Section 9.01(c)).

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); and notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and notices or communications posted to an Internet or intranet website to the extent provided in paragraph (b) above shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described above, of notification that such notice or communication is available and identifying the website address therefor; provided that, in each case, if such e-mail is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 9.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders (it being understood that amendments or waivers of conditions precedent, representations, covenants, Defaults or Events of Default shall not constitute an increase in the Commitment of any Lender) or by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect, mistake or inconsistency so long as the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender adversely affected thereby (it being understood that any amendment, modification or waiver to Section 2.12(e) shall not be subject to this clause (ii)), (iii) postpone the final maturity date of any Loan, or postpone the scheduled date of payment of any principal, interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender adversely affected thereby, (iv) change any of the provisions of this Section 9.02 or the definition of “Required Lenders”, “Applicable Percentage” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (v) change the last sentence of Section 2.08(c) or change Section 2.17 or Section 7.02 in a manner that would alter the pro rata sharing of payments required thereby among Lenders, without the written consent of each such Lender adversely affected thereby, (vi) release all or substantially all of the (a) Guarantors from their obligations under the Guarantee Agreement or (b) value of the Guarantees in respect of the Obligations, in each case, other than in connection with a transaction or series of transactions not prohibited by this Agreement without the written consent of all Lenders, (viii) add any Foreign Currencies to the Facility without the written consent of each Lender directly affected thereby or (ix) consent to the release, assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement other than in connection with a transaction or series of transactions not prohibited by this Agreement without the written consent of all Lenders; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Banks hereunder without the prior written consent of the Administrative Agent or the applicable Issuing Banks, as the case may be; provided, further, that no such agreement shall amend or modify the provisions of Section 2.04 or any letter of credit application and any bilateral agreement between the Borrower and an Issuing Bank regarding such Issuing Bank’s Letter of Credit Commitment or the respective rights and obligations between the Borrower and an Issuing Bank in connection with the issuance of Letters of Credit without the prior written consent of such Issuing Bank. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in sub-clauses (i), (ii) or (iii) of the first proviso of this paragraph (b) and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay, and without duplication, (i) except as otherwise agreed, all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Syndication Agent, the Lead Arrangers and the Documentation Agents, limited, in the case of legal fees, to the reasonable fees, charges and disbursements of a single counsel (and, if reasonably necessary, a single local counsel in each relevant material jurisdiction (which may be a single local counsel acting in multiple material jurisdictions)) for the Administrative Agent, but excluding Taxes, which are covered by Section 2.16, in connection with the administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by an Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Issuing Banks, the Syndication Agent, the Documentation Agents and the Lenders (limited, in the case of legal fees, to the reasonable and documented fees and disbursements and other charges of one counsel for all such Persons taken as a whole and, if reasonably necessary, a single local counsel for all such Persons taken as a whole in each relevant material jurisdiction (which may be a single local counsel acting in multiple material jurisdictions) and, solely in the case of an actual or perceived conflict of interest between such Person where the Persons affected by such conflict inform the Borrower of such conflict, one additional counsel and one additional local counsel in each relevant material jurisdiction to each group of affected Persons similarly situated taken as a whole), but excluding Taxes which are covered by Section 2.16, in connection with the enforcement of this Agreement or any agreement or instrument contemplated hereby.

(b) The Borrower shall indemnify the Administrative Agent, each Issuing Bank, each Lender, each Lead Arranger, the Syndication Agent, each Documentation Agent and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each

Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (limited, in the case of legal fees, to the reasonable and documented fees and disbursements and other charges of one counsel for all Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant material jurisdiction (which may be a single local counsel acting in multiple material jurisdictions) and, solely in the case of an actual or perceived conflict of interest between Indemnitees where the Indemnitees affected by such conflict inform the Borrower of such conflict, one additional counsel and one additional local counsel in each relevant material jurisdiction to each group of affected Indemnitees similarly situated taken as a whole), but excluding Taxes, which are covered by Section 2.16, incurred by or asserted against any Indemnitee arising out of or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and regardless of whether such claim, litigation, investigation or proceeding is brought by the Borrower or any other party; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or material breach by such Indemnitee or any of its Related Parties of such Person’s obligations under this Agreement, or willful misconduct of such Indemnitee or any of its Related Parties and that no Lender shall be entitled to indemnification with respect to any losses, claims, damages, liabilities or related expenses arising out of a dispute between such Lender and its assignees or Participants or solely between Lenders (other than disputes resulting from an act or material omission by the Borrower or any Subsidiary in violation of this Agreement).

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under Sections 9.03(a) or (b), each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) To the extent permitted by applicable law (i) no party hereto shall assert, and each such party hereto hereby waives, any claim against any other party hereto for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) and (ii) no party hereto shall assert, and each such party hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing in this clause (d)(ii) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party as set forth in clause (a) above).

(e) All amounts due under this Section 9.03 shall be payable not later than thirty (30) days after written demand therefor, except where the validity or amount thereof is being contested in good faith in appropriate proceedings by the Borrower.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04, (iii) no assignment shall be made to any Defaulting Lender or any of its Affiliates, or any person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (iii) and (iv) no Lender may assign or otherwise transfer its rights or obligations hereunder to the Borrower or any of its Subsidiaries. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 9.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Lead Arrangers, the Syndication Agent, the Documentation Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than (x) a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person, (y) the Borrower or its Subsidiaries or (z) any Defaulting Lender or any of its Affiliates) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participation in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that (i) no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing under clauses (a), (b), (h) or (i) of Section 7.01, any other assignee and (ii) where the consent of the Borrower is required, the Borrower shall be deemed to have consented to any such assignment to which it has not objected in writing within ten (10) Business Days after receipt of notice thereof;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender or an Affiliate of a Lender; and

(C) Each Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default specified in clauses (a), (b), (h) or (i) of Section 7.01 has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, which fees shall not be payable by the Borrower, except in connection with the replacement of a Lender pursuant to Section 2.19; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to Section 9.04(b)(iv), from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be subject to its obligations under Section 9.12 for a period of one year following the effective date specified in such Assignment and Assumption and shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16, 2.20 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower , any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.04(b) and any written consent to such assignment required by Section 9.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (b).

(c) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Banks, sell participations to one or more banks or other entities (other than (x) a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person, (y) the Borrower or its Subsidiaries or (z) any Defaulting Lender or Disqualified Institution or any of their respective Affiliates) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to Section 9.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03 subject to the requirements and limitations therein, including the requirements under Section 2.16(f) (it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b). Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(i) A Participant shall not be entitled to receive any greater payment under Sections 2.14, 2.15, 2.16 or 9.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, except to the extent such entitlement to receive a greater payment results from an adoption of or any change in any requirement of law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof that occurs after the Participant acquired the applicable participation. A Participant shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(f) as though it were a Lender (it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Lender).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and its respective promissory note to secure obligations of such Lender to a Federal Reserve Bank or other central bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) (i) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment, or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date, (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment or participation in violation of this clause (e)(i) shall not be void, but the other provisions of this clause (e) shall apply.

(ii) If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Commitment or (B) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders or Issuing Banks by the Borrower, the Administrative Agent or any other Lender or Issuing Bank, (y) attend or participate in meetings attended by the Lenders, Issuing Banks and the Administrative Agent, or (z) access any electronic site established for the Lenders or the Issuing Banks or confidential communications from counsel to or financial advisors of the Administrative Agent, the Lenders or the Issuing Banks and (B) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent, any Lender or any Issuing Bank to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders or Issuing Banks that are not Disqualified Institutions consented to such matter.

(iv) The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution. The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on an Approved Electronic Platform or (B) provide the DQ List to each Lender requesting the same.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the resignation or replacement of the Administrative Agent or a Lender, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to (i) fees payable to the Administrative Agent and (ii) the reductions of the Letter of Credit Commitment of any Issuing Banks constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile (or in any other manner approved pursuant to Section 9.01(b)) shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution”, “signed”, “signature”, and words of like import in this Agreement including any Assignment and Assumption shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing and the Commitments have been terminated and the Loans then outstanding have been declared due and payable as a result thereof, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender, such Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, such Issuing Bank or such Affiliate shall have made any demand under this Agreement and although such obligations may be unmatured; provided that if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent and the Borrower a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respect Affiliates under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender, such Issuing Bank or their respective Affiliates may have. For the avoidance of doubt, it is understood and agreed that the rights of each Lender, each Issuing Bank, and each of their respective Affiliates under this Section 9.08 shall not apply to amounts held by the Borrower in trust for the benefit of others or in its capacity as a servicer in connection with a Securitization Transaction.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York (whether in tort, contract or otherwise and whether at law or in equity).

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court of the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to enforce a judgment against the Borrower or its properties in the courts of any jurisdiction.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in the first sentence of Section 9.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in writing under Section 9.01, but not electronically. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or Governmental Authority having jurisdiction over such Administrative Agent, Issuing Bank, Lender or its respective Affiliates; provided, however, that with respect to disclosures pursuant to this clause (b) (other than with respect to any audit or examination conducted by any governmental bank regulatory authority exercising examination or regulatory authority unless such audit or examination specifically targets the Borrower or its Subsidiaries, the Transactions or the Information) or the following clause (c) of this Section 9.12, unless prohibited by law or applicable court order, each disclosing Person shall attempt to notify the Borrower of any request by any governmental agency or representative thereof or other Person for disclosure of Information after receipt of such request, and if reasonably practicable and permissible, before disclosure of such Information, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to any credit insurance provider or service provider relating to the Borrower and its obligations, (f) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (g) subject to an agreement containing provisions substantially the same as those of this Section 9.12 to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, or any sub-Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative transaction or other transaction under which payments are to be made relating to the Borrower and its obligations, this Agreement or payments hereunder, other than, in each case, to any Disqualified Institution, (h) on a confidential basis to, with the consent of the Borrower, (1) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided herein, (i) with the consent of the Borrower, (j) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section 9.12 by the disclosing party or any of its directors, officers, employees and agents, including accountants, legal counsel and other advisors, (2) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower or any of its subsidiaries (other than by any source known by such disclosing party to have an obligation of confidentiality with respect to the disclosed Information) or (3) to the extent pertaining to the existence or terms of this Agreement, market data collectors, similar service providers to the lending industry and service providers to the extent such information is customarily provided to such Persons in connection with the administration of this Agreement and the Commitments hereunder, (k) to the extent applicable and reasonably necessary or advisable, for purposes of establishing a “due diligence” defense in connection with any legal, judicial, administrative proceeding or other process or (l) to the extent that such information is independently developed by such Administrative Agent, Issuing Bank or Lender so long as not based on information obtained in a manner that would otherwise violate this Section 9.12. For the purposes of this Section 9.12, “Information” means all information received from the Borrower or any of its subsidiaries relating to the Borrower or its Subsidiaries or their business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of the Administrative Agent, the Syndication Agent, the Lead Arrangers, the Documentation Agents, the Issuing Banks and the Lenders acknowledge and agree that (i) the Information may include material non-public information concerning the Borrower or a Subsidiary thereof, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information (iii) it will handle such material non-public information in accordance with such compliance procedures and applicable law, including U.S. federal and state securities laws and (iv) it will exercise the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. USA PATRIOT Act; Beneficial Ownership Regulation. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act and the Beneficial Ownership Regulation.

SECTION 9.14. Agreements Respecting Unrestricted Subsidiaries. If any Unrestricted Subsidiary, in connection with any Indebtedness, Guarantee or other obligations incurred by such Unrestricted Subsidiary, incurs obligations that do not satisfy the requirements for designation as an Unrestricted Subsidiary or otherwise fails to satisfy the requirements for designation as an Unrestricted Subsidiary, the relevant Unrestricted Subsidiary automatically (without any further action by the Borrower) shall be re-designated as a Restricted Subsidiary and each provision of this Agreement applicable to Restricted Subsidiaries shall apply to such Subsidiary.

SECTION 9.15. No Fiduciary Duty. The Administrative Agent, each Lender, each Issuing Bank and their Affiliates (collectively, solely for purposes of this Section 9.15, the “Lenders”), may have economic interests that conflict with those of Borrower. Borrower agrees that nothing in this Agreement or any related documentation or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and Borrower, its stockholders or its affiliates. The Borrower acknowledges and agrees that (i) the transactions contemplated by this Agreement and any related documentation are arm’s length commercial transactions between the Lenders, on the one hand, and Borrower, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Lenders is acting solely as a principal and not the agent or fiduciary of Borrower, its management, stockholders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its affiliates has advised or is currently advising Borrower on other matters) or any other obligation to Borrower except the obligations expressly set forth in this Agreement and any related documentation and (iv) Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate. Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Borrower, in connection with such transaction or the process leading thereto.

SECTION 9.16. Conversion of Currencies.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures in the relevant jurisdiction, the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 9.16 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.17. Acknowledgement and Consent to Bail-In of Affected Financial Institutions, Etc.. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.18. Acknowledgement Regarding Any Supported QFCs. To the extent that this Agreement provides support, through a guarantee or otherwise, for hedging agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that this Agreement and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and this Agreement were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

SECTION 9.19. Release of Guarantees. A Guarantor (other than the Borrower) shall automatically be released from its obligations under the Loan Documents and the Guarantee of such Guarantor shall automatically be terminated, in each case, upon (i) the consummation of any transaction permitted by this Agreement as a result of which such Guarantor ceases to be a Restricted Subsidiary; provided that, if so required by Section 9.02, the Required Lenders shall have consented to such transaction or (ii) such Guarantor becoming an Excluded Subsidiary; provided that the Borrower has elected for such Excluded Subsidiary to be released from its Guarantee. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 9.02) to take any action requested by Borrower having the effect of releasing any guarantee obligations to the extent not prohibited by any Loan Document or consented to in accordance with Section 9.02. Notwithstanding anything to the contrary herein, any Guarantor that is a guarantor with respect to any Specified Borrower Indebtedness shall not be released from its obligations under the Loan Documents and the Guarantee of such Guarantor shall not be terminated pursuant to any Loan Document, in each case, so long as it remains a guarantor of such Specified Borrower Indebtedness. In connection with any termination or release pursuant to this Section 9.19, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release so long as the Borrower or applicable Loan Party shall have provided the Administrative Agent such certifications or documents as the Administrative Agent shall reasonably request in order to demonstrate compliance with this Agreement.

SECTION 9.20. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or other Obligation owing under this Agreement, together with all fees, charges and other amounts that are treated as interest on such Loan or other Obligation under applicable law (collectively, “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender or other Person holding such Loan or other Obligation in accordance with applicable law, the rate of interest payable in respect of such Loan or other Obligation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and Charges that would have been paid in respect of such Loan or other Obligation but were not paid as a result of the operation of this Section 9.20 shall be cumulated and the interest and Charges payable to such Lender or other Person in respect of other Loans or Obligations or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, shall have been received by such Lender or other Person. Any amount collected by such Lender or other Person that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan or other Obligation or refunded to the Borrower so that at no time shall the interest and Charges paid or payable in respect of such Loan or other Obligation exceed the maximum amount collectible at the Maximum Rate.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the day and year first above written.

TESLA, INC., as the Borrower

By:	/s/ Zachary Kirkhorn
Name: Zachary Kirkhorn
Title: Chief Financial Officer

By:	/s/ Jeffrey Munson
Name: Jeffrey Munson
Title: Director, Treasury & Capital Markets

[Signature Page to Credit Agreement]

CITIBANK, N.A., as the Administrative Agent, and as a Lender and Issuing Bank

By:	/s/ Susan Olsen
Name: Susan Olsen
Title: Vice President

[Signature Page to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender and Issuing Bank

By:	/s/ Ming K. Chu
Name: Ming K. Chu
Title: Director

By:	/s/ Marko Lukin
Name: Marko Lukin
Title: Vice President

[Signature Page to Credit Agreement]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender and Issuing Bank

By:	/s/ Jill Wong
Name: Jill Wong
Title: Director

By:	/s/ Gordon Yip
Name: Gordon Yip
Title: Director

[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender and Issuing Bank

By:	/s/ Rebecca Kratz
Name: Rebecca Kratz
Title: Authorized Signatory

[Signature Page to Credit Agreement]

HSBC Bank USA, National Association, as a Lender and Issuing Bank

By:	/s/ Andrew Everett
Name: Andrew Everett
Title: Senior Vice President

[Signature Page to Credit Agreement]

MORGAN STANLEY BANK, N.A., as a Lender and Issuing Bank

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

[Signature Page to Credit Agreement]

SOCIETE GENERALE, as a Lender and Issuing Bank

By:	/s/ Kimberly Metzger
Name: Kimberly Metzger
Title: Director

[Signature Page to Credit Agreement]

The Toronto-Dominion Bank, New York Branch, as a Lender and Issuing Bank

By:	/s/ David Perlman
Name: David Perlman
Title: Authorized Signatory

[Signature Page to Credit Agreement]

Wells Fargo Bank, National Association, as a Lender and Issuing Bank

By:	/s/ Jonathan D. Beck
Name: Jonathan D. Beck
Title: Director

[Signature Page to Credit Agreement]

BANCO SANTANDER, S.A., NEW YORK BRANCH, as a Lender

By:	/s/ Andres Barbosa
Name: Andres Barbosa
Title: Managing Director

By:	/s/ Rita Walz-Cuccioli
Name: Rita Walz-Cuccioli
Title: Executive Director

[Signature Page to Credit Agreement]

LLOYDS BANK CORPORATE MARKETS PLC, as a Lender

By:	/s/ Kamala Basdeo
Name: Kamala Basdeo
Title: Assistant Vice President

By:	/s/ Tina Wong
Name: Tina Wong
Title: Assistant Vice President

[Signature Page to Credit Agreement]

Bank of China Limited, New York Branch, as a Lender

By:	/s/ Raymond Qiao
Name: Raymond Qiao
Title: Executive Vice President

[Signature Page to Credit Agreement]

Canadian Imperial Bank of Commerce, New York Branch, as a Lender

By:	/s/ Farhad Merali
Name: Farhad Merali
Title: Managing Director & Authorized Signatory

[Signature Page to Credit Agreement]

CREDIT SUISSE AG, New York Branch, as a Lender

By:	/s/ Doreen Barr
Name: Doreen Barr
Title: Auhorized Signatory

By:	/s/ Michael Dieffenbacher
Name: Michael Dieffenbacher
Title: Auhorized Signatory

[Signature Page to Credit Agreement]

STANDARD CHARTERED BANK, as a Lender

By:	/s/ Kristopher Tracy
Name: Kristopher Tracy
Title: Director, Financing Solutions

[Signature Page to Credit Agreement]

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Rolf Schmitz
Name: Rolf Schmitz
Title: Managing Director

[Signature Page to Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Brett M. Justman
Name: Brett M. Justman
Title: Vice President

[Signature Page to Credit Agreement]

UNICREDIT BANK AG – NEW YORK BRANCH, as a Lender

By:	/s/ Edward D. Herko
Name: Edward D. Herko
Title: Director

By:	/s/ Thomas Petz
Name: Thomas Petz
Title: Managing Director

[Signature Page to Credit Agreement]

BANK OF THE WEST, as a Lender

By:	/s/ Charlene A Davidson
Name: Charlene A Davidson
Title: Managing Director

[Signature Page to Credit Agreement]

THE BANK OF NEW YORK MELLON, as a Lender

By:	/s/ Tak Cheng
Name: Tak Cheng
Title: Vice President

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC, as a Lender

By:	/s/ Sean Duggan
Name: Sean Duggan
Title: Director

[Signature Page to Credit Agreement]